UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
MYLAN INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 27, 2009

Dear Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Mylan Inc., which will be held at 9:30 a.m. (Pacific time) on May 7, 2009, at the JW Marriott, 500 Post Street, in San Francisco, California. Details about the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting and Proxy Statement.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you own. Whether or not you currently plan to attend, you can ensure that your shares are represented and voted at the Annual Meeting by promptly signing, dating and returning the enclosed proxy card. A return envelope, which requires no additional postage if mailed in the United States, is enclosed for your convenience. Alternatively, you may vote over the Internet or by telephone by following the instructions set forth on the enclosed proxy card.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Robert J. Coury
Vice Chairman and Chief Executive Officer

*IMPORTANT NOTICE REGARDING ADMISSION TO THE MEETING*

EACH SHAREHOLDER PLANNING TO ATTEND THE MEETING WILL BE ASKED TO PRESENT VALID PHOTO IDENTIFICATION, SUCH AS A DRIVER’S LICENSE OR PASSPORT.

IN ADDITION, EACH SHAREHOLDER MUST PRESENT HIS OR HER ADMISSION TICKET, WHICH IS A PORTION OF THE ENCLOSED PROXY CARD. PLEASE TEAR OFF THE TICKET AT THE PERFORATION.

IF YOU ARE A SHAREHOLDER, BUT DO NOT OWN SHARES IN YOUR OWN NAME, YOU MUST BRING PROOF OF OWNERSHIP (E.G., A CURRENT BROKER’S STATEMENT) IN ORDER TO BE ADMITTED TO THE MEETING.

ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. REGISTRATION WILL BEGIN AT 9:00 A.M., AND SEATING WILL BEGIN AT 9:30 A.M. CAMERAS OR OTHER PHOTOGRAPHIC EQUIPMENT, AUDIO OR VIDEO RECORDING DEVICES AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.

*PLEASE JOIN US — A CONTINENTAL BREAKFAST WILL BE SERVED*

1500 Corporate Drive
Canonsburg, PA 15317

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2009 Annual Meeting of Shareholders of Mylan Inc. (the “Company”) will be held at the JW Marriott, 500 Post Street, in San Francisco, California on Thursday, May 7, 2009, at 9:30 a.m. (Pacific time), for the following purposes:

•	to elect nine directors, each for a term of one year;

•	to approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 600,000,000 to 1,500,000,000;

•	to approve an amendment to the Company’s 2003 Long-Term Incentive Plan to allocate 3,000,000 shares currently available under the Plan to the amount issuable as restricted shares, restricted units, performance shares or other stock-based awards;

•	to consider a proposal to amend the Company’s Bylaws to include a majority voting standard in an uncontested election of directors;

•	to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

•	to consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record of the Company’s common stock at the close of business on March 20, 2009 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. We will make available at the Annual Meeting a complete list of shareholders entitled to vote at the Annual Meeting.

By order of the Board of Directors,

Joseph F. Haggerty
Corporate Secretary

March 27, 2009

PLEASE PROMPTLY SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO VOTE IN PERSON, YOU WILL BE ABLE TO DO SO AND YOUR VOTE AT THE ANNUAL MEETING WILL REVOKE ANY PROXY YOU MAY SUBMIT.

THE PROXY STATEMENT AND THE 2008 ANNUAL REPORT ARE AVAILABLE AT WWW.MYLAN.COM.

i

MYLAN INC.
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 7, 2009

VOTING RIGHTS, PROXIES AND SOLICITATION

General

We are furnishing this Proxy Statement to shareholders of Mylan Inc., a Pennsylvania corporation (“Mylan” or the “Company”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our 2009 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement thereof. The Annual Meeting is scheduled to be held on Thursday, May 7, 2009, at 9:30 a.m. (Pacific time), at the JW Marriott, 500 Post Street, in San Francisco, California, for the purposes set forth in the accompanying Notice of Annual Meeting. We are mailing this Proxy Statement and the enclosed proxy card to shareholders on or about March 31, 2009.

Our Board of Directors has fixed the close of business on March 20, 2009 (the “Record Date”) as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of the close of business on the Record Date, there were 304,894,578 shares of our common stock, par value $0.50 per share (“Common Stock”), outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting. Shareholders do not have cumulative voting rights.

Quorum

Holders of a majority of the outstanding shares of our Common Stock entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum. Proxies marked as abstaining and proxies returned by brokers as “non-votes” because they have not received voting instructions from the beneficial owners of the shares each will be treated as shares present for purposes of determining the presence of a quorum.

Voting

Shareholders may cast their votes at the meeting, over the Internet, by submitting a printed proxy card, or by calling a toll-free number.

If you vote by proxy, the individuals named on the enclosed proxy card will vote your shares in the manner you indicate. If you do not specify voting instructions, then the proxy will be voted in accordance with recommendations of the Board of Directors, as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting, the designated proxies will vote on that matter in their discretion.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed instruction card in the enclosed postage-paid envelope or contact your broker, bank nominee or other institution to determine whether you will be able to vote over the Internet or by telephone.

If you come to the Annual Meeting to cast your vote in person and you are holding your shares in a brokerage account or through a bank or other nominee (“street name”), you will need to bring a legal proxy obtained from your broker, bank or nominee which will authorize you to vote your shares in person.

Your vote is important. We encourage you to sign and date your proxy card and return it in the enclosed postage-paid envelope, or vote over the Internet or by telephone, so that your shares may be represented and voted at the Annual Meeting.

Revoking a Proxy

You may revoke your proxy at any time before it is voted by submitting another properly executed proxy showing a later date, by filing a written notice of revocation with Mylan’s Corporate Secretary, by casting a new vote over the Internet or by telephone, or by voting in person at the Annual Meeting. The contact information for the Company’s Secretary is stated on page 37 under “Communications With Directors.”

Votes Required

Election of Directors

You may vote either “FOR” or “WITHHOLD” with respect to each nominee for the Board. Directors are elected by plurality voting, which means that the nine director nominees who receive the highest number of votes will be elected to the Board. Votes of “WITHHOLD” and broker non-votes, if any, will have no effect on the outcome of the election of directors.

Amendment of Articles of Incorporation, Amendment of the 2003 LTIP, Amendment of Bylaws and Ratification of Selection of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm

The amendment of each of our Articles of Incorporation, 2003 Long-Term Incentive Plan and Bylaws and the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2009 each will require the affirmative vote of a majority of the votes cast by all shareholders entitled to vote. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on any of these proposals. If the selection of Deloitte & Touche LLP is not ratified by our shareholders, the audit committee will reconsider its recommendation.

Multiple Shareholders Sharing the Same Address

In accordance with the notices we previously sent to street name shareholders who share a single address, we are sending only one 2008 Annual Report and proxy statement to that address unless we have received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate 2008 Annual Report and Proxy Statement, we will promptly deliver the requested documents upon written or oral request to Mylan’s Corporate Secretary. If you are receiving multiple copies of our 2008 Annual Report and Proxy Statement, you can request householding by contacting Mylan’s Corporate Secretary. The contact information for the Company’s Secretary is stated on page 37 under “Communications With Directors.”

Proxy Solicitation

Mylan will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional materials furnished by our Board of Directors to our shareholders. Proxies may be solicited without additional compensation by directors, officers and employees of Mylan and its subsidiaries. Copies of solicitation material will be furnished to brokerage firms, banks and other nominees holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. If asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, Internet and personal solicitation by our directors, officers or other regular employees. In addition, the Company has retained Morrow & Co., LLC to assist in soliciting proxies at a cost of approximately $9,500 plus expenses.

Change in Fiscal Year End

In October 2007, we changed our fiscal year end from March 31 to December 31. As a result, certain information in this Proxy Statement is presented for the nine-month period from April 1, 2007 to December 31, 2007, which is referred to in this Proxy Statement as the 2007 Transitional Period.

ITEM 1 — ELECTION OF DIRECTORS

Mylan’s Board of Directors currently consists of ten members. However, the Board has approved a decrease in the number of directors constituting the full Board to nine, effective as of the date of the Annual Meeting, because

N. Prasad has decided not to seek re-election to the Board. All nominees listed below have previously been elected as directors by shareholders. Our directors are elected to serve for a one-year term and until his or her successor is duly elected and qualified. Each of the nine nominees listed below has consented to act as a director of Mylan if elected. If, however, a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

Director Nominees

Information about each director nominee is set forth below, including the nominee’s principal occupation and business experience, other directorships, age and tenure on the Company’s Board.

Name, Age and Year First Elected Director	Principal Occupation and Business Experience; Other Directorships

Milan Puskar Age 74 1976	Chairman of the Board of Mylan (since 1993); Chief Executive Officer of Mylan (1993-2002); President of Mylan (1976-2000); Vice Chairman of Mylan (1980-1993); Vice President and General Manager of the Cincinnati division of ICN Pharmaceuticals Inc., a specialty pharmaceutical company now known as Valeant Pharmaceuticals International (1972-1975); various positions with Mylan Pharmaceuticals Inc., now a wholly-owned subsidiary of the Company, including Secretary-Treasurer and Executive Vice President (1961-1972); Director of Centra Bank, Inc. and Centra Financial Holdings, Inc.

Robert J. Coury Age 48 2002	Vice Chairman of the Board of Mylan (since March 2002) and Chief Executive Officer of Mylan (since September 2002); founder, Chief Executive Officer and principal owner of Coury Consulting, L.P., a Pittsburgh, Pennsylvania corporate advisory firm (1989-2002); Non-Executive Chairman of the Board of Matrix Laboratories Limited (“Matrix”), a majority-owned subsidiary of Mylan.

Wendy Cameron Age 49 2002	Director and Co-Owner of Cam Land LLC, a harness racing business in Washington, Pennsylvania (since January 2003); Vice President, Divisional Sales & Governmental Affairs, Cameron Coca-Cola Bottling Company, Inc. (1981-1998); Chairman of the Washington Hospital Board of Trustees and of the Washington Hospital Executive Committee.

Neil Dimick, C.P.A.* Age 59 2005	Retired; Executive Vice President and Chief Financial Officer of Amerisource Bergen Corporation, a wholesale distributor of pharmaceuticals (2001-2002); Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation, a wholesale drug distributor (1992-2001); Director of HLTh Corporation (formerly Emdeon Corporation), WebMD Health Corp., Alliance Imaging, Inc., Thoratec Corporation and Resources Connection, Inc.

Name, Age and Year First Elected Director	Principal Occupation and Business Experience; Other Directorships

Douglas J. Leech, C.P.A.* Age 54 2000	Chairman, President and Chief Executive Officer of Centra Bank, Inc. and Centra Financial Holdings, Inc. (since 1999); former Chief Executive Officer and President of Huntington Banks West Virginia.

Joseph C. Maroon, M.D. Age 68 2003	Professor, Heindl Scholar in Neuroscience and Vice Chairman of the Department of Neurosurgery, University of Pittsburgh Medical Center (“UPMC”) and other positions at UPMC (since 1998).

Rodney L. Piatt, C.P.A.* Age 56 2004	President and owner of Horizon Properties, a real estate and development company (1996-present); Chief Executive Officer and Director of Lincoln Manufacturing Inc., a steel and coal manufacturing company (2003-present).

C.B. Todd Age 75 1993	Retired; President and Chief Operating Officer of Mylan (2001-2002); positions with Mylan in various capacities from 1970 until his initial retirement in 1999, including Senior Vice President (1987-1999), President, Mylan Pharmaceuticals (1991-1999), Senior Vice President, Mylan Pharmaceuticals (1987-1991) and Vice President-Quality Control, Mylan Pharmaceuticals (1978-1987).
Randall L. (Pete) Vanderveen, Ph.D.,
R.Ph Age 58 2002	Dean, John Stauffer Decanal Chair, School of Pharmacy, University of Southern California (since September 2005); Dean of the School of Pharmacy and Graduate School of Pharmaceutical Science and Professor of Pharmacy at Duquesne University, Pittsburgh, Pennsylvania (1998-2005); Assistant Dean and Associate Professor at Oregon State University, Portland, Oregon (1988-1998).

*	All C.P.A. distinctions in this Proxy Statement refer to “inactive” status.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Meetings of the Board

In 2008, our Board met 14 times. In addition to meetings of the Board, directors attended meetings of individual Board committees. In 2008, all of the directors attended at least 75% of the Board meetings and meetings of Board committees of which they were a member, except for Mr. Prasad, who lives overseas, and Mr. Leech. In addition to Board and committee meetings, it is the Company’s policy that directors are expected to attend the Annual Meeting. All members of the Board attended the 2008 Annual Meeting of Shareholders.

Non-management members of the Board meet in executive sessions on a regular basis. Neither the Chief Executive Officer nor any other member of management attends such meetings of non-management directors. Milan Puskar, the Chairman of the Board, has been chosen to preside at such executive sessions. For information regarding how to communicate with non-management directors as a group and one or more individual members of the Board, see “Communications with Directors” below.

Board Committees

The principal standing committees of the Board include the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Each such committee operates under a written charter, current copies of which are available on the Company’s corporate website at www.mylan.com under the heading “Corporate Governance.” Copies of the charters are also available in print to shareholders upon request, addressed to Mylan’s Corporate Secretary at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317.

The table below provides 2008 membership and meeting information for our principal Board committees.

Governance and
Director	Audit	Compensation	Nominating

Wendy Cameron		X	X
Robert J. Coury
Neil Dimick, C.P.A.	X
Douglas Leech, C.P.A.	C		C
Joseph Maroon, M.D.		X
Rodney L. Piatt, C.P.A.	X	C	X
N. Prasad
Milan Puskar
C.B. Todd
Randall L. (Pete) Vanderveen, Ph.D.
Meetings during 2008	15	6	1

C = Chairperson
X = Member

Audit Committee and Audit Committee Financial Expert.  The Audit Committee’s responsibilities include the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm; reviewing with the independent registered public accounting firm the scope of the audit plan and audit fees; and reviewing the Company’s financial statements and related disclosures. All of the members of the Audit Committee are independent directors, as required by and as defined in the audit committee independence standards of the Securities and Exchange Commission (the “SEC”) and the NASDAQ listing standards. The Board has determined that each of the Audit Committee members — Mr. Leech, Mr. Dimick and Mr. Piatt — is an “audit committee financial expert”, as that term is defined in the rules of the SEC. The Board of Directors has determined with regard to Mr. Dimick, who serves on the audit committees of more than three public companies, that such simultaneous service does not impair his ability to effectively serve on our Audit Committee.

Compensation Committee.  The Compensation Committee establishes and regularly reviews the Company’s compensation philosophy, strategy, objectives and ethics and oversees and approves the compensation program for the Company’s executive officers. The Compensation Committee plays a very active role, including the regular review of the Company’s compensation programs against industry practices, the Company’s strategic goals and emerging trends as well as to ensure strong links between executive pay and performance, as well as alignment with shareholder interests. The Compensation Committee also administers the Company’s equity compensation and benefit plans. All of the members of the Compensation Committee are independent directors as defined in the applicable NASDAQ listing standards.

Governance and Nominating Committee.  The Governance and Nominating Committee (the “G&N Committee”) is responsible for the nomination of candidates for the Board and the oversight of all aspects of the Company’s corporate governance initiatives. All of the members of the G&N Committee are independent directors as defined in the applicable NASDAQ listing standards.

Consideration of Director Nominees

For purposes of identifying individuals qualified to become members of the Board, the G&N Committee has adopted the following criteria with regard to traits, abilities and experience that the Board looks for in determining candidates for election to the Board:

•	Directors should be of the highest ethical character and share the values of the Company.

•	Directors should have personal and/or professional reputations that are consistent with the image and reputation of the Company.

•	Each Director should have relevant expertise and experience and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	Each Director should have the ability to exercise sound business judgment.

In addition, a majority of the members of the Board should be “independent,” not only as that term may be defined legally or mandated by the applicable NASDAQ listing standards, but also without the appearance of any conflict in serving as a director. For a director to be considered independent, the Board must determine that he or she does not have any material relationship with the Company, either directly or indirectly (other than in his or her capacity as a director).

The G&N Committee will consider director candidates properly submitted by shareholders. In considering candidates submitted by shareholders, the G&N Committee will take into consideration the needs of the Board and the qualifications of the candidate, including those traits, abilities and experience identified above. Any submission of a proposed candidate for consideration by the G&N Committee should include the name of the proposing shareholder and evidence of such person’s ownership of Mylan stock, and the name of the proposed candidate, his or her resume or a listing of his or her qualifications to be a director of the Company, and the proposed candidate’s signed consent to be named as a director if recommended by the G&N Committee. Such information will be considered by the Chairman of the G&N Committee, who will present the information on the proposed candidate to the entire G&N Committee.

Any shareholder recommendation of a proposed candidate must be sent to Mylan’s Corporate Secretary at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317, not later than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.

The G&N Committee identifies new potential nominees by asking current directors and executive officers to notify the G&N Committee if they become aware of persons, meeting the criteria described above, who would be good candidates for service on the Board. The G&N Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the G&N Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the G&N Committee as a potential candidate, the G&N Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the G&N Committee determines that the candidate warrants further consideration, the Chairman or another member of the G&N Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the G&N Committee will request information from the candidate, review the candidate’s accomplishments and qualifications, including in light of any other candidates that the G&N Committee might be considering, and conduct one or more interviews with the candidate. In certain instances, G&N Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The G&N Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Director Independence

The Board has determined that Ms. Cameron, Mr. Dimick, Mr. Leech, Dr. Maroon, Mr. Piatt, Mr. Todd and Dr. Vanderveen have no material relationships with the Company and concluded that they are independent directors under the applicable NASDAQ listing standards. With respect to Messrs. Leech, Piatt and Todd, the Board considered their past relationships with the Company, which relationships are no longer in existence, and determined that such past relationships are not material. Messrs. Puskar, Coury and Prasad are not independent directors due to their present or past service as executives of the Company.

Code of Ethics; Corporate Governance Principles; Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Corporate Controller. The Board of Directors also has adopted Corporate Governance Principles as well as a Code of Business Conduct and Ethics applicable to all directors, officers and employees. Current copies of the Code of Ethics, the Corporate Governance Principles and the Code of Business Conduct and Ethics are posted on the Company’s website at www.mylan.com under the heading “Corporate Governance.” Copies of the Code of Ethics, the Corporate Governance Principles and the Code of Business Conduct and Ethics are also available in print to shareholders upon request, addressed to Mylan’s Corporate Secretary at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317. The Company intends to post any amendments to or waivers from the Code of Ethics on its website.

ITEM 2 — APPROVAL OF AN AMENDMENT TO
THE COMPANY’S ARTICLES OF INCORPORATION

On February 17, 2009, Mylan’s Board of Directors unanimously approved, and recommended that the shareholders of Mylan approve, an amendment to Paragraph 5.A. of Mylan’s Articles of Incorporation, as amended to date (the “Articles”), to increase the number of authorized shares of Mylan’s common stock from 600,000,000 to 1,500,000,000. The proposed amendment would replace Paragraph 5.A. in its entirety as follows:

“5.A. The aggregate number of shares which the corporation shall have authority to issue is 1,505,000,000 shares, consisting of 1,500,000,000 shares of common stock, par value $.50 per share (hereinafter referred to as the “common stock”), and 5,000,000 shares of preferred stock, par value $.50 per share.”

No increase in the number of authorized shares of Mylan’s preferred stock is proposed at this time. The respective rights and limitations applicable to Mylan’s common stock will remain unchanged under the proposed amendment. Mylan’s common stock has no associated preemptive rights.

Of the 600,000,000 currently authorized shares of common stock, as of March 20, 2009, 304,894,578 shares of Mylan’s common stock were issued and outstanding, with an additional 90,487,121 held in treasury. In addition, at March 20, 2009, an aggregate of 27,334,442 shares were underlying outstanding awards under the Company’s equity plans. Additionally, up to 152,785,775 shares will be required in 2010 upon the mandatory conversion of our convertible preferred stock, and we have reserved 133,159,125 shares under warrant agreements related to Mylan’s convertible notes.

The Board of Directors believes that the proposed increase in the number of authorized shares of Mylan’s common stock will be beneficial to the Company in a number of ways, including the following:

•	As referenced above, in November 2007, we issued 2,139,000 shares of mandatory convertible preferred stock which will convert into as many as 152,785,775 shares of our common stock in November 2010.

Additionally, in March 2007 and September 2008, we entered into warrant transactions with certain counterparties in conjunction with the issuance of convertible notes; as a result of those transactions we are contractually obligated to have 46,822,759 and 86,336,366 shares of our common stock, respectively, reserved for issuance. With respect to the September 2008 transaction, we agreed to seek approval from our shareholders to increase the number of authorized shares, so that the counterparties have sufficient protection that we would issue shares to them if required to do so.

•	An increase in the authorized shares of common stock will provide the Company with greater flexibility with respect to its capital structure. While the Company has no current plans to do so, we would be able to issue additional shares of common stock or convertible instruments and associated hedges when advantageous market conditions present themselves (e.g., stock splits, dividends, etc.).

•	Stock-based compensation historically has been an important component of Mylan’s long-term strategy of providing incentives to management. The Board of Directors strongly believes that it is desirable and in the best interests of Mylan and its shareholders to have the flexibility to use equity as a basis for management compensation under certain circumstances.

•	Adoption of this proposal will enable Mylan to respond promptly and appropriately to various business opportunities, such as financing acquisitions with common stock. Mylan may not be able to respond positively or in a timely manner to such potential transactions unless shareholders approve an increase in the authorized number of shares of common stock. Although Mylan regularly reviews various investment opportunities and other transactions that could result in the issuance of shares of capital stock, the Board of Directors has no present plans to issue additional shares, except for those shares to be issued pursuant to the convertible instruments and related transactions discussed previously and issuances under our equity plans.

If the proposed amendment to Mylan’s Articles is approved, Articles of Amendment will be filed promptly with the Secretary of State of the Commonwealth of Pennsylvania. The amendment would be effective upon the date of filing.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MYLAN’S SHAREHOLDERS VOTE “FOR” THE AMENDMENT TO THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF MYLAN COMMON STOCK FROM 600,000,000 TO 1,500,000,000 SHARES. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM SHAREHOLDERS WILL BE VOTED IN FAVOR OF THIS PROPOSAL.

ITEM 3 — APPROVAL OF AN AMENDMENT TO
THE COMPANY’S 2003 LONG-TERM INCENTIVE PLAN

The Company’s 2003 Long-Term Incentive Plan (the “2003 Plan” or the “Plan”) was adopted by the Board of Directors in 2003, approved by shareholders on July 25, 2003, and then approved by the shareholders, as amended, on April 25, 2008.

Mylan currently has an aggregate of 37,500,000 shares available for issuance under the 2003 Plan. Of those, no more than 5,000,000 shares may be issued as restricted shares, restricted units, performance shares or other stock-based awards (i.e., awards other than stock options and stock appreciation rights) (collectively, “stock-based awards”).

The Board of Directors is not seeking approval for an increase in the 37,500,000 shares available for grant under the Plan. Instead, we are requesting that, within that aggregate number of shares, an additional 3,000,000 shares be allocated to the number of shares that may be used for stock-based awards. Shareholder approval is required at this time to increase the maximum number of shares issuable under the 2003 Plan as stock-based awards from 5,000,000 to 8,000,000. As of March 20, 2009, there were 1,223,608 shares remaining available for grant as stock-based awards.

The Company believes that increasing the maximum number of shares issuable as stock-based awards from 5,000,000 to 8,000,000 is essential for a number of reasons, including the need for us to retain and continue to appropriately incent executives and other employees after a period of transformational growth. A key component of the Company’s compensation philosophy is that a mix of stock options and stock-based awards as part of total compensation currently plays a key role in attracting and retaining quality individuals, and the reallocation of the 3,000,000 shares will allow us to act accordingly. In addition, changes in accounting rules since the inception of the Plan have made options somewhat less attractive in terms of their impact on earnings. For example, if the value of the options to the employee is zero, the Company would have recognized compensation expense without any value being transferred to the employee, whereas stock-based awards have value to the employee even if the market price of our common stock declines and, therefore, continue to serve as an effective incentive.

The following is a summary of the 2003 Plan. This summary is qualified in its entirety by reference to the complete text of the amended 2003 Plan.

Purpose.  The Board of Directors believes that the grant of stock-based and cash-based incentive awards to key employees, consultants, independent contractors, and non-employee directors of Mylan is a vital factor in attracting and retaining effective and capable personnel who contribute to the growth and success of Mylan and in establishing a direct link between the financial interests of these individuals and Mylan shareholders.

Duration of the 2003 Plan.  The 2003 Plan became effective in 2003 upon approval by the Board and shareholders, and will remain effective until terminated by the Board of Directors. No incentive stock options may be granted under the 2003 Plan after the tenth anniversary of the effective date, and certain provisions of the 2003 Plan relating to performance-based awards under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), which were set to expire on the fifth anniversary of the effective date of the 2003 Plan, were re-approved by shareholders in 2008.

Amendment of the 2003 Plan.  The Board of Directors may amend the 2003 Plan at any time, but no amendment may, without the participant’s consent, materially adversely affect the right of such participant under a previously granted award. In addition, no amendment may, without approval by the shareholders of Mylan, (i) increase the total number of shares of common stock which may be issued under the 2003 Plan; (ii) increase the total number of shares which may be covered by awards to any one participant; or (iii) amend the provision in the 2003 Plan prohibiting the reduction of the exercise price of a stock option without shareholder approval.

Shares to be Issued.  Mylan initially reserved 15,000,000 shares, which, was automatically adjusted to 22,500,000 shares as a result of a stock split in 2003, and in 2008 the Company added an additional 15,000,000 shares to the Plan upon approval by the shareholders, in light of the Company’s recent significant growth. Shares subject to expired or forfeited awards once again become available for grant under the 2003 Plan. If shares of common stock are tendered or withheld to pay the exercise price or withholding taxes due upon an option exercise, only the net number of shares issued will count against the number of shares available for issuance under the 2003 Plan. The shares of common stock to be issued or delivered under the 2003 Plan will be authorized and unissued shares or previously issued and outstanding shares of common stock reacquired by Mylan. As stated above, at present no more than 5,000,000 shares may be issued as stock-based awards. If the proposed amendment is approved, a maximum of 8,000,000 shares may be used for such purpose. As of March 20, 2009, there were 19,054,272 shares remaining available for grant of any type of award under the Plan, and, within that amount, 1,223,608 shares were available for grant as stock-based awards.

On March 26, 2009, the closing price of the common stock as quoted on NASDAQ was $13.69 per share.

Administration.  The 2003 Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee (i) determines the employees, consultants, independent contractors, and non-employee directors who will be eligible for and granted awards; (ii) determines the amount and type of awards; (iii) establishes rules and guidelines relating to the 2003 Plan; (iv) establishes, modifies, and determines terms and conditions of awards; and (v) takes such other action as may be necessary for the proper administration of the 2003 Plan. Members of the Committee are entitled to be indemnified by Mylan with respect to claims relating to their actions in the administration of the 2003 Plan except, in the case of willful misconduct.

Participants.  Any employee, consultant, independent contractor or non-employee director of Mylan or its subsidiaries may be selected by the Committee to receive an award under the 2003 Plan. Presently, there are approximately 12,000 individuals who may be eligible to participate in the 2003 Plan. No participant is eligible to receive an award during any one calendar year in respect of more than 800,000 shares (whether through grants of options, stock appreciation rights, restricted shares, restricted units, performance shares, or other stock-based awards). In applying these limitations, if it is the Committee’s intention that an award will be earned over a period of more than one calendar year, then the amount subject to the award will be allocated to the first calendar year in which such amount may be earned (determined without regard to possible vesting acceleration as a result of a change in control or Committee action).

Certain Adjustments.  The share limitations under the 2003 Plan, as well as the terms of outstanding awards, are subject to adjustment in accordance with the anti-dilution provisions of the 2003 Plan in connection with any certain changes in the capitalization of Mylan. The 2003 Plan also contains provisions regarding the treatment of outstanding awards in connection with mergers and similar transactions involving Mylan.

Stock Options.  The Committee may grant to a participant incentive stock options that qualify under Section 422 of the Internal Revenue Code, options which do not qualify as incentive stock options (“non-qualified stock options”), or a combination thereof. The terms and conditions of stock option grants including the quantity, price, waiting periods, and other conditions on exercise will be determined by the Committee. Options generally will have a term of ten years, except that the option may expire earlier upon a participant’s termination of services (which include the participant’s death, permanent disability, retirement, reduction in force, or other termination) as set forth in the 2003 Plan and in the participant’s option agreement.

The exercise price for stock options will be determined by the Committee at its discretion, provided that the exercise price per share for each stock option shall be at least equal to 100% of the fair market value of one share of common stock on the date when the stock option is granted. Payment for shares of common stock on the exercise of stock options may be made in cash, by the delivery (actually or by attestation) of shares of common stock held by the participant for at least six months prior to the date of exercise (unless the Committee determines that such holding period is not necessary), or a combination of cash and shares of common stock. In the discretion of the Committee, payment may be made in accordance with a “cashless” exercise through a brokerage firm.

Stock Appreciation Rights.  Stock appreciation rights may be granted by the Committee to a participant either separate from or in tandem with non-qualified stock options or incentive stock options. A stock appreciation right entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of common stock on the exercise date over the exercise price of the stock appreciation rights, multiplied by (ii) the number of shares of common stock with respect to which the stock appreciation right is exercised. The exercise price of a stock appreciation right is determined by the Committee, but in the case of stock appreciation rights granted in tandem with stock options, the exercise price may not be less than the exercise price of the related stock option. Upon exercise of a stock appreciation right, payment will be made in cash or shares of common stock, or a combination thereof, as determined in the discretion of the Committee.

Restricted Shares and Restricted Units.  The Committee may award to a participant shares of common stock subject to specified restrictions (“restricted shares”). The restricted shares are subject to forfeiture and are non-transferable until the participant meets certain conditions such as continued employment over a specified forfeiture period and/or attains specified performance targets over the forfeiture period.

The Committee, in its sole discretion, may waive all restrictions with respect to a restricted share award under certain circumstances (including the death, disability, or retirement of a participant, or a material change in circumstances arising after the date of grant), subject to such terms and conditions as it deems appropriate.

The Committee may also grant units representing the right to receive shares of common stock in the future subject to the achievement of one or more goals relating to the completion of service by the participant and/or the achievement of performance or other objectives (“restricted units”). The Committee has the sole discretion to waive the forfeiture period and any other conditions with respect to restricted units under appropriate circumstances (including the death, permanent disability or retirement of the participant or a material change in circumstances).

Any performance targets applicable to restricted shares or restricted units will be determined by the Committee. However, awards intended to qualify as “performance-based” for purposes of Section 162(m) will include specified levels of one or more of the following metrics: revenue, economic value added operating income, return on shareholders’ equity, return on sales, stock price, earnings per share, earnings before interest, taxes, depreciation and amortization, cash flow, sales growth, margin improvement, income before taxes (“IBT”), IBT margin, return on investment, return on capital, return on assets, value of assets, market share, market penetration goals, personnel performance goals, business development goals (including without limitation regulatory submissions, product launches and other business development-related opportunities), regulatory compliance goals, international business expansion goals, customer retention goals, customer satisfaction goals, goals relating to acquisitions or divestitures, gross or operating margins, operating efficiency, working capital performance, earnings per share, growth in earnings per share, expense targets and/or productivity targets or ratios (the “Performance Goals”). Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria, and may be applied to one or more of the Company, a subsidiary, or affiliate, or a division of or strategic business unit of the Company or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Committee will have the authority to make equitable adjustments to Performance Goals in recognition of unusual or non-recurring events affecting the Company or any subsidiary or affiliate, or the financial statements of the Company or any subsidiary or affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

Performance Awards.  The Committee may grant performance awards to participants under such terms and conditions as the Committee deems appropriate. A performance award entitles a participant to receive a payment from Mylan, the amount of which is based upon the attainment of predetermined performance targets over a specified award period. Performance awards may be paid in cash, shares of common stock or a combination thereof, as determined by the Committee.

Award periods and performance targets will be determined by the Committee. Awards intended to qualify as “performance-based” for purposes of Section 162(m) will include specified levels of one or more of the Performance Goals listed above.

With respect to restricted shares, restricted unit awards, and performance awards intended to qualify for the “performance-based” exception contained in Section 162(m), in the 2003 Plan, as amended, no more than 250,000 shares (subject to adjustment) may be granted to a single participant for any performance period.

Other Stock-Based Awards.  The Committee may make other awards of stock purchase rights or cash awards, common stock awards or other types of awards that are valued in whole or in part by reference to the value of the common stock. The Committee will determine the terms and conditions that apply to these awards.

Short-Term Cash Awards.  The Committee may make performance-based annual cash incentive awards to employees using whatever performance criteria the Committee deems appropriate. However, with respect to those employees whom the Committee determines to be subject to Section 162(m), annual cash incentive awards that are intended to qualify as “performance-based” compensation exempt from the Section 162(m) limitation on deductibility will be based only on attainment of specified levels of the Performance Goals. In administering the incentive program and determining short-term incentive awards, the Committee will not have the flexibility to pay a covered executive more than the incentive amount indicated by the executive’s attainment under the applicable payment schedule. The Committee will have the flexibility, however, to reduce this amount. The maximum value of short-term cash incentive awards for covered employees (as defined in Section 162(m)) shall not exceed $5,000,000 for any fiscal year.

Change in Control.  Unless otherwise provided by the Committee in an applicable award agreement, in the event of a change in control (as defined in the 2003 Plan), the following shall occur: (i) all options and stock appreciation rights outstanding on the date of the change in control will become immediately and fully exercisable; (ii) all restrictions applicable to restricted shares and restricted unit awards will terminate fully and the participant will immediately have the right to the delivery of share certificates; (iii) all performance awards for all award periods will immediately become fully payable (at the maximum level) to all participants and will be paid to participants within thirty days after the change in control; and (iv) all other stock-based awards will immediately become fully vested and payable to all participants and will be paid to participants within thirty days after the change in control.

Federal Income Tax Consequences.  The following is a summary of the principal federal income tax consequences of 2003 Plan benefits under present tax law. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. The discussion of Mylan tax deductions assumes that all awards are structured to comply with the “performance-based” compensation exception, or are otherwise deductible, under Section 162(m).

Stock Options.  No tax is incurred by the participant, and no amount is deductible by Mylan, upon the grant of a nonqualified stock option. At the time of exercise of such an option, the difference between the exercise price and the fair market value of the common stock will constitute ordinary income to the participant. Mylan will be allowed a deduction equal to the amount of ordinary income recognized by the participant.

In the case of incentive stock options, although no income is recognized upon exercise by the participant and Mylan is not entitled to a deduction, the excess of the fair market value of the common stock on the date of exercise over the exercise price is counted in determining the participant’s alternative minimum taxable income. If the participant does not dispose of the shares acquired on the exercise of an incentive stock option within one year after their receipt and within two years after the grant of the incentive stock option, gain or loss recognized on the disposition of the shares will be treated as long-term capital gain or loss. In the event of an earlier disposition of shares acquired upon the exercise of an incentive stock option, the participant may recognize ordinary income, and if so, Mylan will be entitled to a deduction in the same amount.

Stock Appreciation Rights.  The participant will not recognize any income at the time of the grant of a stock appreciation right. Upon the exercise of a stock appreciation right, the cash and the value of any common stock received will constitute ordinary income to the participant. Mylan will be entitled to a deduction in the amount of such income at the time of exercise.

Restricted Shares.  A participant normally will not recognize taxable income upon an award of restricted shares, and Mylan will not be entitled to a deduction until the lapse of the applicable restrictions. Upon the lapse of the restrictions, the participant will recognize ordinary taxable income in an amount equal to the fair market value of the common stock as to which the restrictions have lapsed, and Mylan will be entitled to a deduction in the same amount. However, a participant may elect under Section 83(b) of the Internal Revenue Code to recognize taxable ordinary income in the year the restricted shares are awarded in an amount equal to the fair market value of the shares at that time, determined without regard to the restrictions. In such event, Mylan will then be entitled to a deduction in the same amount. Any gain or loss subsequently recognized by the participant will be a short-term or long-term capital gain or loss, depending on how long the shares are held by the participant.

Restricted Units.  A participant normally will not recognize taxable income upon an award of restricted units, and Mylan will not be entitled to a deduction until the lapse of the applicable restrictions. Upon the lapse of the restrictions and the issuance of the earned shares, the participant will recognize ordinary taxable income in an amount equal to the fair market value of the common stock received and Mylan will be entitled to a deduction in the same amount.

Performance Awards, Other Stock-Based Awards and Short-Term Cash Awards.  Normally, a participant will not recognize taxable income upon the award of such grants. Subsequently, when the conditions and requirements for the grants have been satisfied and the payment determined, any cash received and the fair market value of any common stock received will constitute ordinary income to the participant. Mylan will then be entitled to a deduction in the same amount.

Plan Benefits.  The specific long-term equity awards and annual cash bonus opportunities granted in March 2009 under the 2003 Plan for the year ending December 31, 2009 are set forth in the table below. Future awards under the 2003 Plan are not determinable at this time.

NEW PLAN BENEFITS IN 2009

	2003 Long-Term Incentive Plan
	Target Value	Maximum
	of 2009	Value of 2009
	Annual Cash	Annual Cash
	Bonus Award	Award	Number of
	Opportunity*	Opportunity*	Restricted		Number of
Name and Position	($)	($)	Stock Units		Options

Robert J. Coury	$1,875,000	$3,750,000	226,416	(1)	484,829
Vice Chairman and Chief Executive Officer
Edward J. Borkowski	N/A	N/A	N/A		N/A
Executive Vice President and Chief Financial Officer
Heather Bresch	$600,000	$1,200,000	70,754	(2)	151,509
Executive Vice President and Chief Operating Officer
Rajiv Malik	$500,000	$1,000,000	56,604	(3)	121,207
Executive Vice President and Head of Global Tech Ops
Didier Barret	N/A	N/A	23,167	(4)	54,673
President, Europe, Middle East and Africa
Executive Group	N/A	N/A	393,451		847,573
Non-Executive Director Group	N/A	N/A	N/A		N/A
Non-Executive Officer Employee Group	N/A	N/A	391,343		1,408,121

*	An executive’s actual 2009 annual cash bonus will depend on the level of achievement of pre-determined performance criteria and will be disclosed in Mylan’s 2010 annual proxy statement. It is expected that, depending upon the extent to which performance criteria are achieved, bonuses would range from 50% of target (at threshold performance) to 200% (or 250% for Mr. Coury) (at maximum performance), and no bonuses would be paid if threshold performance is not met.

(1)	Consists of 158,491 performance-based restricted stock units (RSUs) that cliff-vest in three years if performance goals are met, and 67,925 time-based RSUs.

(2)	Consists of 49,528 performance-based RSUs that cliff-vest in three years if performance goals are met, and 21,226 time-based RSUs.

(3)	Consists of 39,623 performance-based RSUs that cliff-vest in three years if performance goals are met, and 16,981 time-based RSUs.

(4)	Consists of 16,217 performance-based RSUs that cliff-vest in three years if performance goals are met, and 6,950 time-based RSUs.

The following table shows information about the securities authorized for issuance under Mylan’s equity compensation plans as of December 31, 2008:

(c)
Number of Securities
	(a)	(b)	Remaining Available
	Number of Securities	Weighted-Average	for Future Issuance
	to be Issued upon	Exercise Price of	Under Equity
	Exercise of	Outstanding Options,	Compensation Plans
	Outstanding Options,	Warrants and	(excluding securities
Plan Category	Warrants and Rights	Rights	reflected in column (a))

Equity compensation plans approved by security holders	25,760,799	$13.93	20,715,362
Equity compensation plans not approved by security holders	—	—	—

Total	25,760,799	$13.93	20,715,362

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT TO THE 2003 PLAN AND RECOMMENDS THAT MYLAN’S SHAREHOLDERS VOTE “FOR” SUCH AMENDMENT.

ITEM 4 — APPROVAL OF AN AMENDMENT TO THE COMPANY’S BYLAWS

The Pennsylvania Business Corporation Law (the “BCL”) permits a lower threshold for approval of director nominees than it does for other shareholder action. Section 1758(b) of the BCL provides that the director candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. This approach to the election of directors ensures that each director position for which there are nominees will be filled. It is often described as a “plurality” voting approach, because it would potentially permit the election of a director nominee who only receives a plurality of votes, as long as the nominee receives the highest number of votes for the position to which the nominee is being elected.

A number of independent investors have advocated a move away from the sort of “plurality” voting represented by Section 1758(b) of the BCL. One reason they advocate this change is that, in their view, the procedure sets too low a standard of shareholder approval for management slates of directors. In other words, some independent shareholders want management’s nominees to receive a stronger mandate than a mere plurality in order to be able to serve as director.

In contrast, another perspective is that a majority vote standard (i.e., that a director be elected by a majority vote of the shares present in person or by proxy) may raise risks that a corporation would fail to elect any nominee to a director position that is to be filled at a shareholder meeting. In an extreme situation, the failure to elect directors to the available positions could make it difficult to continue to manage the affairs of the corporation.

The amendment proposed for consideration is to include in the Bylaws a standard requiring that a director nominee receive a majority of the votes cast. The majority voting standard, however, would not apply in a contested election, so that the person who receives the most affirmative votes would be elected in a contested election. In connection with the approval of the amendment to the Bylaws, the Board will amend Mylan’s Corporate Governance Principles to include a Director Resignation Policy that will require a director who receives less than a majority vote to submit his or her resignation to the Chairman of the Board for consideration by the G&N Committee.

More specifically, Section 2.01 of the Bylaws would be amended and restated to read as follows:

“Section 2.01. Number, Election and Term of Office

The number of Directors which shall constitute the full Board shall be such number, not less than three, as shall be fixed by the Board or the shareholders; provided, however, that if all the shares of the Corporation shall be owned beneficially and of record by either one or two shareholders, the number of Directors may be less than three but not less than the number of shareholders. The shareholders shall elect a full Board at each annual meeting of shareholders. Except as provided below with respect to Contested Elections and in Section 2.02, each Director shall be elected by the vote of the majority of the votes cast with respect to the Director.

For the purposes of this Section 2.01, a majority of votes cast means that the number of shares cast “for” a Director’s election exceeds the number of votes cast “against” that Director’s election. The following shall not be votes cast: (a) a share otherwise present at the meeting but for which there is an abstention and (b) a share otherwise present at the meeting as to which a shareholder gives no authority or direction. The Governance and Nominating Committee has established procedures under which any Director who is not elected shall offer to tender his or her resignation to the Board. The Governance and Nominating Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. In a Contested Election, the Directors shall be elected by the vote of a plurality of the votes cast. For purposes of these Bylaws, a “Contested Election” means an election of Directors with respect to which, as of five days prior to the date the Corporation first mails the notice of meeting for such meeting to shareholders, there are more nominees for election than positions on the Board to be filled by election at the meeting. Each Director shall serve until the next annual shareholders meeting, and thereafter until his successor has been selected and qualified, or until his death, resignation or removal. The Board shall elect from among its members a Chairman of the Board who shall appoint a Vice Chairman of the Board.”

If this proposal is approved, the Bylaws would be amended as promptly as practicable following the Annual Meeting, and the new voting standards would be in effect commencing with the 2010 Annual Meeting of Shareholders. Under the BCL, the Board may amend the Bylaws without shareholder action, but instead the Board has elected to put this proposal to a vote of our shareholders. After careful consideration, the Board has determined that it wants this proposal to serve as an opportunity for shareholders to express their views without being influenced by any Board recommendation.

THE BOARD OF DIRECTORS MAKES NO VOTING RECOMMENDATION TO SHAREHOLDERS ON THIS PROPOSAL. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM SHAREHOLDERS WILL BE COUNTED AS ABSTENTIONS.

ITEM 5 — RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2009, and has directed that management submit the selection of Deloitte & Touche LLP as our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from our shareholders and will be given an opportunity to make a statement if he or she desires to do so.

Shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to shareholders for ratification as a matter of good corporate governance. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of Mylan and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Independent Registered Public Accounting Firm’s Fees

Deloitte & Touche LLP served as Mylan’s independent registered public accounting firm during 2008 and during the 2007 Transitional Period, and no relationship exists other than the usual relationship between independent registered public accounting firm and client. Details about the nature of the services provided by, and the fees the Company paid to, Deloitte & Touche LLP for such services during 2008 and the 2007 Transitional Period are set forth below.

		2007
		Transitional
	2008	Period

Audit Fees(1)	$6,692,617	$4,141,437
Audit-Related Fees(2)	394,748	2,504,739
Tax Fees(3)	206,380	61,623
All Other Fees	—	—

Total Fees	$7,293,745	$6,707,799

(1)	Represents fees for professional services provided for the audit of the Company’s annual consolidated financial statements, the attestation of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, reviews of the Company’s quarterly consolidated financial statements, audit services provided in connection with other statutory or regulatory filings, and consultation on accounting and disclosure matters.

(2)	Represents fees for assurance services related to the audit of the Company’s consolidated financial statements, including the audit of the Company’s 401(k) plans, SEC filings, due diligence and other services related to planned or consummated acquisitions.

(3)	Represents fees related primarily to tax return preparation and tax compliance support services.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy regarding pre-approval of audit, audit-related, tax and other services that the independent registered public accounting firm may perform for the Company. Under the policy, the Audit Committee must pre-approve on an individual basis any requests for audit, audit-related, tax and other services not covered by certain services that are pre-approved annually by the Audit Committee. The policy also prohibits the engagement of the independent registered public accounting firm for non-audit related financial information systems design and implementation, for certain other services considered to have an impact on independence and for all services prohibited by the Sarbanes-Oxley Act of 2002. All services performed by Deloitte & Touche LLP during 2008 and the 2007 Transitional Period were pre-approved by the Audit Committee in accordance with its policy.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2008

The following table sets forth information concerning the compensation earned by the non-employee directors for 2008. Directors who are also employees of the Company do not receive any consideration for their service on the Board. A discussion of the elements of non-employee director compensation follows the table.

	Fees Earned or	Option	RSUs
Name	Paid in Cash ($)	Awards($)(1)	(S)(1)	Total ($)

Wendy Cameron	$80,001	$43,269	$54,535	$177,805
Neil Dimick, C.P.A.	$83,501	$43,269	$54,535	$181,305
Douglas Leech, C.P.A.	$99,918	$43,269	$54,535	$197,722
Joseph Maroon, M.D.	$78,334	$43,269	$54,535	$176,138
Rodney L. Piatt, C.P.A.	$93,169	$43,269	$54,535	$190,973
N. Prasad	$70,667	$43,269	$54,535	$168,471
Milan Puskar	$266,667	$43,269	$54,535	$364,471
C.B. Todd	$80,834	$43,269	$54,535	$178,638
Pete Vanderveen, Ph.D., R.Ph.	$75,834	$43,269	$54,535	$173,638

(1)	Represents the total expense recorded in 2008 in accordance with FAS 123R for the stock option and restricted stock unit awards granted in 2008. Each such option award and restricted stock unit award vests on April 25, 2009. For information regarding assumptions used in determining such amount, please refer to Note 15 to the Company’s Consolidated Financial Statements contained in its Annual Report on Form 10-K, as amended (the “Form 10-K”), filed with the SEC. The aggregate shares subject to stock options held by the non-employee directors as of December 31, 2008, are as follows: Ms. Cameron, 166,869; Mr. Dimick, 49,994; Mr. Leech, 189,369; Dr. Maroon, 104,994; Mr. Piatt, 59,994; Mr. Prasad, 19,994, Mr. Puskar, 59,994; Mr. Todd (including options held by his wife), 382,196; and Dr. Vanderveen, 166,869. The aggregate, unvested restricted stock units held by the non-employee directors as of December 31, 2008, were 6,269 for each of Ms. Cameron, Dr. Maroon, Dr. Vanderveen and Messrs. Dimick, Leech, Piatt, Prasad, Puskar and Todd.

Effective May 1, 2008, non-employee directors receive $75,000 per year in cash compensation for their service on the Board. In addition, Mr. Puskar receives an additional $200,000 per year for his service as Chairman. Non-employee directors are also reimbursed for actual expenses relating to meeting attendance.

In addition:

•	The Chairperson of the Audit Committee receives an additional fee of $15,000 per year;

•	The Chairperson of the Compensation Committee receives an additional fee of $10,000 per year;

•	The Chairpersons of the Finance Committee, the G&N Committee, and the Compliance Committee each receive an additional fee of $5,000 per year; and

•	Each Committee member receives an additional fee of $2,500 per year, for each Committee on which they serve.

Non-employee directors, at the discretion of the full Board, are eligible to receive stock options or other awards under the 2003 Plan. In connection with the Board’s annual meeting following the Annual Meeting of Shareholders in April 2008, each non-employee director was awarded an option to purchase 19,994 shares of common stock, at an exercise price of $12.96 per share, the closing price per share of the Company’s common stock on the date of grant, which option vests on the first anniversary of the date of grant, and 6,269 restricted stock units, also vesting on the first anniversary of the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Directors, Nominees and Executive Officers

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 20, 2009 by the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company who were serving at the end of 2008 (collectively, the “Named Executive Officers”), as well as by our directors and nominees, and by all directors, nominees and executive officers of the Company as a group (based on 304,894,578 shares of Common Stock outstanding as of such date). For purposes of this table, and in accordance with the rules of the SEC, shares are considered “beneficially owned” if the person, directly or indirectly, has sole or shared voting or investment power over such shares. A person is also considered to beneficially own shares that he or she has the right to acquire such shares within 60 days of March 20, 2009. To the Company’s knowledge, the persons in the following table have sole voting and investment power, either directly or through one or more entities controlled by such person, with respect to all shares of the shares shown as beneficially owned by them, unless otherwise indicated in the footnotes below.

	Number of Shares		Options
	of Common Stock		Exercisable		Percent
Name of Beneficial Owner	Beneficially Owned		within 60 Days		of Class

Didier Barret	78,469	(1)	59,423		*
Edward J. Borkowski, C.P.A.	80,654	(2)	411,163		*
Heather Bresch	38,650	(3)	224,013		*
Wendy Cameron	24,969	(4)	166,869		*
Robert J. Coury	529,515	(5)	1,943,014		*
Neil Dimick, C.P.A.	10,969	(6)	49,994		*
Douglas J. Leech, C.P.A.	11,331	(7)	189,369	(8)	*
Rajiv Malik	41,338	(9)	165,763		*
Joseph C. Maroon, M.D.	12,269	(10)	104,994		*
Rodney L. Piatt, C.P.A.	36,269	(11)	59,994		*
N. Prasad	1,205,308	(12)	19,994		*
Milan Puskar	4,535,330	(13)	59,994		1.5%
C.B. Todd	510,132	(14)	382,196	(15)	*
Randall L. (Pete) Vanderveen, Ph.D., R.Ph.	6,269	(16)	166,869		*
All directors, nominees and executive officers as a group (15 persons)	7,131,697	(17)	4,063,070		3.7%

*	Less than 1%

(1)	Consists of shares of restricted stock granted under the 2003 Plan.

(2)	Includes (i) 19,600 shares of restricted stock (which vest on March 31, 2009) granted under the 2003 Plan and (ii) 2,354 shares held in Mr. Borkowski’s 401(k) account.

(3)	Includes 1,157 shares held in Ms. Bresch’s 401(k) account.

(4)	Includes 6,269 restricted stock units (which vest on April 25, 2009) granted under the 2003 Plan.

(5)	Includes (i) 85,700 shares of restricted stock (which vest on March 31, 2009), (ii) 21,487 restricted stock units (which vest on March 31, 2009) granted under the 2003 Plan, and (iii) 4,957 shares held in Mr. Coury’s 401(k) account.

(6)	Includes 6,269 restricted stock units (which vest on April 25, 2009) granted under the 2003 Plan.

(7)	Includes 6,269 restricted stock units (which vest on April 25, 2009) granted under the 2003 Plan.

(8)	Mr. Leech disclaims beneficial ownership of 59,062 of these options, the economic interest of which he has transferred pursuant to a trust agreement.

(9)	Includes 10,000 shares of restricted stock granted under the 2003 Plan.

(10)	Includes 6,269 restricted stock units (which vest on April 25, 2009) granted under the 2003 Plan.

(11)	Includes 6,269 restricted stock units (which vest on April 25, 2009) granted under the 2003 Plan.

(12)	Consists of 1,199,039 shares held by Globex Holdings Pte. Ltd., an affiliate of Mr. Prasad, and 6,269 restricted stock units (which vest on April 25, 2009) granted under the 2003 Plan.

(13)	Includes 6,269 restricted stock units (which vest on April 25, 2009) granted under the 2003 Plan and 4,500,000 shares held by the Milan Puskar Revocable Trust.

(14)	Includes (i) 266,749 shares held by a limited partnership of which Mr. Todd holds a 99% limited partnership interest, as well as a 25% ownership interest in the limited liability company which serves as the 1% general partner of the limited partnership, (ii) 48,500 shares held by the C.B. Todd Revocable Trust, (iii) 168,747 shares held by the Mary Lou Todd Trusts B, C and C-1, (iv) 6,269 restricted stock units (which vest on April 25, 2009) granted under the 2003 Plan and (v) 1,686 shares held by Mr. Todd’s wife.

(15)	Includes options with respect to 29,702 shares held by Mr. Todd’s wife.

(16)	Consists of restricted stock units (which vest on April 25, 2009) granted under the 2003 Plan.

(17)	See notes (1) through (16). Includes (i) 193,769 shares of restricted stock granted under the 2003 Plan, (ii) 77,908 restricted stock units granted under the 2003 Plan, and (iii) 8,850 shares held in the executive officers’ 401(k) accounts.

Security Ownership of Certain Beneficial Owners

The following table lists the names and addresses of the shareholders known to management to own beneficially more than five percent of our Common Stock as of December 31, 2008:

	Number of Shares
	of Common Stock	Percent
Name and Address of Beneficial Owner	Beneficially Owned	of Class

D.E. Shaw & Co., L.P. and certain affiliates(1)	23,877,894	7.8%
120 W. 45th Street, Tower 45, 39th Floor New York, NY 10036
Prudential Financial, Inc.(2)	20,170,061	6.6%
751 Broad Street Newark, NJ 07102
Lord, Abbett & Co. LLC(3)	16,150,937	5.3%
90 Hudson Street Jersey City, NJ 07302
Barclays Global Investors, et. al.(4)	15,756,552	5.17%
400 Howard Street San Francisco, CA 94105

(1)	As reported in Form 13G/A filed by D.E. Shaw & Co., L.P. and certain affiliates with the SEC on February 17, 2009. D.E. Shaw Valence Portfolios, L.L.C. has shared voting and dispositive power over 22,654,748 shares and sole dispositive and voting power over 0 shares; each of D.E. Shaw & Co., L.P. and David E. Shaw has shared voting and dispositive power over 23,877,894 shares and sole dispositive and voting power over 0 shares.

(2)	As reported in Form 13G filed by Prudential Financial, Inc. with the SEC on February 6, 2009. Prudential Financial, Inc., as the Parent Holding Company of the Registered Investment Advisors and Broker Dealers listed in Item 7 of its Schedule 13G (including Jennison Associates LLC) has sole dispositive power over 1,125,187 shares, sole voting power over 1,125,187 shares and shared voting power over 13,541,973 shares. Jennison Associates LLC filed a Form 13G on February 17, 2009 with the SEC in which it reported sole dispositive power over 0 shares, sole voting power over 14,238,670 shares and shared voting power over 0 shares and that it is an indirect, wholly-owned subsidiary of Prudential Financial, Inc.

(3)	As reported in Form 13G/A filed by Lord, Abbett & Co. LLC with the SEC on February 13, 2009. Lord, Abbett & Co. LLC has sole dispositive power over 16,150,937 shares, sole voting power over 15,486,137 shares and shared voting power over 0 shares.

(4)	As reported in Form 13G filed by Barclays Global Investors, NA with the SEC on February 6, 2009. Of the total shares beneficially owned, 10,449,008 shares are beneficially owned by Barclays Global Investors, NA (“Global Investors”) having a business address of 400 Howard Street, San Francisco, California, 94105; 3,789,947 shares are beneficially owned by Barclays Global Fund Advisors (“Fund Advisors”) having a business address of 400 Howard Street, San Francisco, California, 94105; 1,062,190 shares are beneficially owned by Barclays Global Investors, LTD (“Investors LTD”) having a business address of Murray House, 1 Royal Mint Court, London, EC3N 4HH, England; 207,384 shares are beneficially owned by Barclays Global Investors Japan Limited (“Japan Limited”) having a business address of Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402, Japan; 238,902 shares are beneficially owned by Barclays Global Investors Canada Limited (“Canada Limited”), having a business address of Brookfield Place 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2S1; and 9,121 shares are beneficially owned by Barclays Global Investors Australia Limited (“Australia Limited”), having a business address of Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220. Global Investors has voting and investment powers as follows: sole voting — 8,345,154 shares; shared voting — 0 shares; sole dispositive — 10,449,008 shares; and shared dispositive — 0 shares. Fund Advisors has voting and investment powers as follows: sole voting — 3,770,920 shares; shared voting — 0 shares; sole dispositive — 3,789,947 shares; and shared dispositive — 0 shares. Investors LTD has voting and investment powers as follows: sole voting — 966,231 shares; shared voting — 0 shares; sole dispositive — 1,062,190 shares; and shared dispositive — 0 shares. Japan Limited has voting and investment powers as follows: sole voting — 207,384 shares; shared voting — 0 shares; sole dispositive — 207,384 shares; and shared dispositive — 0 shares. Canada Limited has voting and investment powers as follows: sole voting — 238,902 shares; shared voting — 0 shares; sole dispositive — 238,902 shares; and shared dispositive — 0 shares. Australia Limited has voting and investment powers as follows: sole voting — 9,121 shares; shared voting — 0 shares; sole dispositive — 9,121 shares; and shared dispositive — 0 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC within specified due dates reports of ownership and reports of changes of ownership of our Common Stock and our other equity securities. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on reports and written representations furnished to us by these persons, we believe that all of our directors and executive officers complied with these filing requirements during 2008, except that we recently became aware that Mr. Puskar’s share ownership had been under-reported in the past by 1,459 shares, and that Mr. Piatt’s August 2007 open market acquisition was under-reported by 600 shares, in each case due to clerical errors and as subsequently disclosed in Form 5s. In addition, Mr. Todd, through his trust, gifted an aggregate of 8,000 shares in October 2008, and, through the partnership described in Note 14 of the table entitled Security Ownership of Directors, Nominees and Executive Officers above, sold 100,000 shares in December 2006, both of which were reported on a Form 5 filed in March 2009.

EXECUTIVE OFFICERS

The names, ages and positions of our executive officers and Named Executive Officers as of March 20, 2009, are as follows:

Robert J. Coury	48	Vice Chairman and Chief Executive Officer
Edward J. Borkowski, C.P.A.	49	Executive Vice President Chief Financial Officer
Heather Bresch	39	Executive Vice President and Chief Operating Officer
Rajiv Malik	48	Executive Vice President and Head of Global Technical Operations
Didier Barret	44	President, Europe, Middle East and Africa
Daniel C. Rizzo, Jr., C.P.A.	46	Senior Vice President and Corporate Controller

See “Item 1 — Election of Directors — Director Nominees” for a description of the recent business experience of Mr. Coury.

Mr. Borkowski has served as Mylan’s Chief Financial Officer since March 2002 and as Executive Vice President since October 2007. Prior to joining Mylan, beginning in 1999, he was employed by the Consumer Healthcare Group of Pharmacia Corporation, a pharmaceutical company that merged with Pfizer in 2003, where he served as Assistant Vice President, North American Finance and Administration and later as Vice President, Global Finance and Information Technology. He served in various finance positions for Wyeth, a company specializing in pharmaceuticals, consumer health care products, and animal health care products (then known as American Home Products Corporation), from 1992 to 1999. As announced on February 19, 2009, Mr. Borkowski will be leaving the Company following a transition period.

Ms. Bresch has served as Mylan’s Executive Vice President and Chief Operating Officer since October 2007, before which she was Head of North American Operations since January 2007. She previously served as Senior Vice President, Strategic Corporate Development, beginning in February 2006. Ms. Bresch joined Mylan in 1992, and has held a number of management positions, including Vice President, Strategic Corporate Development from May 2005 to February 2006, Vice President of Public and Government Relations from February 2004 to April 2005, Director of Government Relations from March 2002 to February 2004, and Director of Business Development from January 2001 to March 2002.

Mr. Malik has served as Mylan’s Head of Global Technical Operations since January 2007, as Executive Vice President since October 2007. Previously, he served as Chief Executive Officer of Matrix from July 2005 to June 2008. Prior to joining Matrix, he served as Head of Global Development and Registrations for Sandoz GmbH from September 2003 to July 2005. Prior to joining Sandoz, Mr. Malik was Head of Global Regulatory Affairs and Head of Pharma Research for Ranbaxy from October 1999 to September 2003.

Mr. Barret has served as President, Europe, Middle East and Africa since October 2007, prior to which he served as the Regional Director of Merck Generics from 2004 to 2007 (which at the time was owned by Merck KGaA). From 2000 to 2004, Mr. Barret was the Area Director for Merck Generics in France, Belgium, Italy, Spain and Portugal.

Mr. Rizzo has served as the Company’s Corporate Controller since June 2006 and as Senior Vice President since October 2007. He joined the Company as Vice President and Corporate Controller in June 2006, prior to which he served as Vice President and General Controller of Hexion Specialty Chemicals, Inc. from October 2005 to May 2006, before which he served as Vice President and Corporate Controller at Gardner Denver, Inc. since 1998.

Officers of Mylan who are appointed by the Board of Directors can be removed by the Board of Directors, and officers appointed by the Vice Chairman and Chief Executive Officer can be removed by him.

EXECUTIVE COMPENSATION FOR 2008

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis explains the material elements of the compensation of the Named Executive Officers and describes the objectives and principles underlying the Company’s executive compensation programs.

Objectives and Principles of Our Executive Compensation Program

The principal objectives of the Company’s executive compensation program are:

•	To seek to align the interests of executive officers with the interests of the Company’s shareholders, with an increased emphasis on pay-for-performance compensation;

•	To provide compensation to executive officers at levels that will enable the Company to attract and retain individuals of the highest caliber; and

•	To compensate executive officers in a manner designed to recognize individual and Company performance.

The Company strives to meet these objectives by implementing the principles listed below:

•	Significant portions of compensation should be tied to the Company’s performance and therefore at risk. Significant portions of executive compensation should be tied to both the achievement of the Company’s key operational and financial performance goals and the value of the Company’s stock, thereby aligning executive compensation with both the success of the Company’s business strategy and objectives as well as the returns realized by our shareholders. For example, we have both short-term and long-term incentives (cash bonuses and restricted stock, respectively) which are tied to the achievement of key operational and financial metrics that drive the Company’s business strategy. These measurements are described below under “Our Executive Compensation Program.” Furthermore, time-based equity awards under the 2003 Plan, such as stock options and restricted stock units (“RSUs”), are an important component of the executives’ total compensation, in order to further ensure alignment with the interests of our shareholders. Our executives’ fixed compensation (which primarily includes base salaries, benefits and perquisites), as well as executives’ short-term and long-term performance-based compensation at target levels of performance, are generally designed to fall at approximately the 50th percentile of compensation paid by companies in our peer group. Our executives’ short-term and long-term performance-based compensation are each expressed as a percentage of their salaries. Approximately 70% to 80% of the total compensation for each of Messrs. Coury, Borkowski and Malik and Ms. Bresch during 2008 was at risk.

•	Executive officers should have a financial stake in the success of the Company. In addition to believing that compensation should be tied to the Company’s performance and be at risk, our Compensation Committee has adopted guidelines that require certain of the Company’s top executive officers to maintain specified stock ownership percentages. The stock ownership requirements are expressed as a percentage of base salary which, for Mr. Coury, is 500% of base salary, which is to be attained by 2011. In addition, Ms. Bresch and Mr. Malik are also subject to stock ownership guidelines, in each case at 300% of base salary, with attainment of the goals to be reached by 2013. While Mr. Barret, who joined the Company in October 2007, is not subject to ownership guidelines, certain other officers are subject to guidelines (several at 200% of base salary and others at 100% of base salary), which need to be attained by 2013. Shares actually owned by the executive (including restricted shares and shares held in the Company’s 401(k) and Profit Sharing Plan) as well as RSUs count toward compliance with these guidelines. We believe this requirement effectively creates for each officer an ongoing personal financial stake in the success of the Company, further aligns the interests of the Company’s officers and our shareholders and motivates officers to maximize shareholder value.

•	Executive compensation should be competitive with companies within our peer group and also recognize individual performance. In order to attract and retain high-caliber executive officers, our total compensation packages must continue to be in line with what would be offered by companies within our peer group. To that end, we have retained Hewitt Associates, a nationally recognized independent compensation consulting firm, which provides us with peer comparables and other information, as well as views and advice on compensation-related matters. We also analyze overall compensation very carefully to ensure we are recognizing subjective factors such as responsibilities, position and individual performance including such qualities as leadership, strategic vision and execution of corporate initiatives. We are also cognizant that as we continue to pursue our strategic initiatives and growth strategies, the companies constituting our peer group may change, and we may therefore need to review and adjust our total executive compensation packages accordingly. Our Compensation Committee has direct access to Hewitt regarding any issues that arise within the Compensation Committee’s authority, and while the Compensation Committee also seeks and receives input from management on executive compensation issues (for example, on the criteria and specific target levels for awards under our short-term and long-term performance-based incentive plans), decisions on these matters are made solely by our Compensation Committee.

Our Executive Compensation Program

The primary elements of the Company’s executive compensation program are described below. We believe that these elements of compensation collectively support the objectives of the Company’s executive compensation program and encourage both the short-term and long-term success of the Company.

In connection with the development of our compensation program for our Named Executive Officers, our compensation consultant developed a list of peer companies. For 2008, this peer group consisted of the following 14 companies, including companies in both the generic and branded sectors: Allergan, Inc.; C.R. Bard, Inc.; Becton, Dickinson and Company; Biogen Idec, Inc.; Bristol-Myers Squibb Co.; Celgene Corporation; Eli Lilly and Company; Forest Laboratories, Inc.; Gilead Sciences, Inc.; Schering-Plough Corporation; Sepracor, Inc.; Warner Chilcott Limited.; Watson Pharmaceuticals, Inc.; and Wyeth. Among other matters, we utilize these companies to assess competitive market data. A change was made to the peer group this year to reflect consolidation in the industry.

The competitive market data contained companies within our industry and included the following components:

•	Base salary. Base salaries are paid in accordance with the Executive Employment Agreements approved by our Compensation Committee. A variety of factors determine base salary, including marketplace practices, as modified by experience, tenure, internal equity considerations, individual performance of each executive and Company performance. The base salary earned by each of our Named Executive Officers for 2008 is set forth in the Summary Compensation Table below. In March 2009, the Compensation Committee approved an increase in Ms. Bresch’s base salary from $500,000 to $600,000.

•	Short-term incentive compensation. The Company’s short-term incentive compensation for its executive officers consists of performance-based annual cash bonus awards that are intended to balance the interests of executives and investors by providing incentives based on a set of operational and financial measures critical to the success of the Company’s business strategy. These awards are made pursuant to the 2003 Plan and are intended to qualify as “qualified performance-based compensation” under Section 162(m). The short-term incentive bonus program for 2008 included three annual performance criteria approved by our Compensation Committee: adjusted diluted earnings per share, global regulatory submissions and attainment of synergies. The synergy metric, in light of recent acquisitions, was chosen to replace new product launches, which was the third metric that had been used in the 2007 Transitional Period. This item was chosen due to its importance to driving the business and enhancing shareholder value. The performance criteria were weighted such that 50% of the short-term incentive bonus was based on adjusted diluted earnings per share, while global regulatory submissions and synergies each comprised 25% of the total. The target level of 2008 adjusted diluted earnings per share, the target number of global regulatory submissions and the synergies target were $0.45, 113 and $68 million, respectively. These were based on our Compensation Committee’s best estimate of what was likely to occur during 2008. At target levels of performance, bonuses equal 100% of base salary (or 125% in the case of Mr. Coury). Depending upon the extent to which performance criteria are achieved, bonuses can range from 50% of target (at threshold performance) to 200% of target (at maximum performance) (or 250%, in the case of Mr. Coury). No bonuses are paid if threshold performance is not met. For a description of the various levels of potential payouts to each of the Named Executive Officers, see the table below entitled “Grant of Plan-Based Awards For 2008.”

For 2008, actual adjusted diluted earnings per share, global regulatory submissions and synergies were $0.80, 154 and $104 million, respectively, in each case exceeding the target levels put in place by the Compensation Committee. This resulted in overall performance at 200% of the target level of performance under the Bonus Program (and 250% in the case of Mr. Coury). The Compensation Committee, in its deliberations on the actual awards, primarily took into consideration the performance criteria’s formulaic results; in addition, the Compensation Committee also considered subjective factors such as an executive’s individual performance, duties and responsibilities; an executive’s leadership as demonstrated by contributions to the strategic development, governance and vision of the Company; the executives’ titles; the Company’s overall progress in reaching organizational development and growth; and the executive’s commitment to the Company’s overall business philosophy. Accordingly, each of Messrs. Coury and Borkowski and Ms. Bresch were paid annual incentive awards equal to 200% of their targets under the bonus program (i.e., 250% of base salary for Mr. Coury and 200% of base salary for Mr. Borkowski and Ms. Bresch), and Mr. Malik was awarded an amount equal to 160% of his base target. The dollar amounts of short-term incentive compensation earned by the Named Executive Officers for 2008 (including Mr. Barret, whose bonus is discussed below) are set forth below in the Summary Compensation Table.

Consistent with the philosophy and methodology used in 2008, for 2009 the metrics will also be adjusted earnings per share, global regulatory submissions and attainment of synergies, likewise weighted at 50%, 25% and 25%, respectively.

Mr. Barret, in accordance with his employment contract, has an annual discretionary bonus target equal to 75% of his annual base salary.

•	Long-term incentive compensation. We believe that long-term incentives should be directly related to common stock performance, as well as other operational and financial measures. Under the 2003 Plan, the Company may grant various types of awards, including nonqualified and incentive stock options, restricted stock, stock grants, performance shares, performance units, and stock appreciation rights, to the Named Executive Officers, as well as to other eligible employees.

The long-term equity grants awarded to the Named Executive Officers in 2008 included (i) stock options with an exercise price equal to the closing price of the Company’s common stock on the date of grant that vest ratably over a period of three years, provided that the executive remains continually employed by the Company; (ii) awards of RSUs that vest annually over a three-year period provided that the executive remains continually employed by the Company (except for Mr. Barret’s RSUs for which two-thirds vest after two years and one-third after the third year); and (iii) performance-based RSUs that generally vest at the end of a three-year period (subject to continued employment) based upon the achievement of performance criteria (those being adjusted diluted earnings per share, regulatory submissions and synergies, each weighted one-third). Each of Messrs. Coury, Borkowski and Malik and Ms. Bresch were awarded special recognition RSUs in March 2008, one-third of which vested immediately, with the remainder vesting in two equal annual installments starting on the first and second anniversary of grant provided that the Named Executive Officer is employed by the Company on the relevant vesting date, in order to recognize their extraordinary efforts including their work on consummating the acquisition of, and successfully integrating, Merck KGaA’s generics business and the additional responsibilities they had undertaken in light of the Company’s global expansion. Please see the notes to the table entitled “Outstanding Equity Awards at the End of 2008” with regard to Mr. Borkowski’s RSUs.

Equity grants made to our Named Executive Officers in 2008 are set forth and described in the table below entitled “Grants of Plan-Based Awards for 2008.”

The current expectation of our Compensation Committee is to make annual equity grants, most likely in the first quarter of a fiscal year, with appropriate exceptions for new hires and promotions. The 2009 annual equity grant was made on March 27, 2009. Messrs. Coury and Malik and Ms. Bresch received a grant of options and restricted stock units (RSUs) that each time-vest over three years, beginning on the first anniversary of the date of grant. Details of these awards are set forth in this Proxy Statement under the table entitled “New Plan Benefits in 2009”. Currently, there is no exact date for the making of these grants each year, but our Compensation Committee intends to review its equity grant policy from time to time to ensure that it is in line with corporate best practices. We believe these annual grants serve as a retention incentive as well as another manner in which to align executives’ interests with those of our shareholders.

Also in March 2009, the Named Executive Officers (other than Mr. Borkowski) were granted long-term performance-based incentives in the form of RSUs that cliff-vest after a three-year period, assuming specified performance criteria are met. Consistent with the short-term cash performance-based incentives for 2009 described above, adjusted earnings per share, regulatory submissions and attainment of synergies constitute the performance metrics, but in the case of these long-term awards such metrics are weighted one-third each.

•	Perquisites. The Company’s Named Executive Officers receive a level of perquisites that we believe falls within observed competitive practices for companies in the peer group described above. Perquisites vary slightly among the Named Executive Officers and include the following:

•	Each Named Executive Officer receives the use of a Company car or a car allowance, and the costs associated with this perquisite (including a gross-up of income taxes associated with this perquisite) are covered by the Company as part of the arrangement. Mr. Malik, who works primarily overseas, receives the use of a Company car and a driver.

•	In addition to each Named Executive Officer’s use of the Company-owned aircraft for business travel, Mr. Coury is also entitled to personal use of Company aircraft for vacations and other personal purposes in light of heightened security concerns, and he receives a gross-up of income taxes associated with his personal use of the aircraft. At Mr. Coury’s discretion, Mr. Borkowski and Ms. Bresch from time to time may also be afforded personal use of the corporate aircraft.

•	Employment Agreements

We believe it is essential to have employment agreements with our executive officers and other key employees. These agreements memorialize critical terms of employment, including termination rights and obligations, non-competition covenants and compensation and perquisites and thereby enhance the stability and continuity of our employment relationships. Each of the Named Executive Officers is party to an Executive Employment Agreement. These agreements (other than Mr. Barret’s) were amended in December 2008, to bring them into documentary compliance with Section 409A of the Internal Revenue Code (“Section 409A”). For a detailed description of the Employment Agreements, see the section below entitled “Employment Agreements”.

•	Retirement Benefits. The Company maintains its 401(k) and Profit Sharing Plan, which is a tax-qualified retirement plan offered to all U.S. salaried employees of the Company, including the U.S.-based Named Executive Officers. The plan permits employees to contribute a portion of their pay to the plan on a pre-tax basis and also provides for both a direct contribution and a matching contribution by the Company to participants’ accounts, as well as a discretionary profit sharing contribution. These contributions are reflected in the “All Other Compensation” column of the Summary Compensation Table.

The Company has entered into Retirement Benefit Agreements (“RBAs”) with two of the Named Executive Officers, Messrs. Coury and Borkowski, in recognition of their service to the Company and to provide a supplemental form of retirement and death benefit. These agreements were amended in December 2008, to bring them into documentary compliance with Section 409A. For a detailed description of the RBAs, see the section below entitled “Retirement Benefit Agreements.”

When Mr. Malik joined the Company in January 2007, the Company put in place a nonqualified deferred compensation plan on his behalf until such time as he relocates to, and is paid through, the U.S. and can participate in the Company’s 401(k) plan. The Company contributes to Mr. Malik’s account each pay period. The plan account will be distributed to Mr. Malik upon the Company’s termination of the plan, the termination of Mr. Malik’s employment, or other qualifying distribution events, such as his retirement, disability or death.

•	Transition and Succession Agreements. The Company is party to Transition and Succession Agreements with each Named Executive Officer (other than Mr. Barret) and certain other officers, with an aim to assuring that the Company will have the officer’s full attention and dedication to the Company during the pendency of a possible change in control transaction and to provide the officer with compensation and benefits in connection with a change of control. For a detailed description of those Transition and Succession Agreements, see below, under “Transition and Succession Agreements.”

Deductibility Cap on Executive Compensation

Section 162(m) restricts the deductibility for federal income tax purposes of the compensation paid to the Chief Executive Officer and each of the other Named Executive Officers for any fiscal year to the extent that such compensation for such executive exceeds $1,000,000 and does not qualify as “performance-based” compensation as defined under Section 162(m). The Board and our Compensation Committee have taken actions, including the grant of stock options, performance-based restricted stock awards and annual bonuses described in this Compensation Discussion and Analysis, intended to enhance Mylan’s opportunity to deduct compensation paid to executive officers for federal income tax purposes. Our Compensation Committee intends, to the extent appropriate, to preserve the deductibility of executive compensation without breaching Mylan’s contractual commitments or sacrificing the flexibility needed to recognize and reward desired performance.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Form 10-K and this Proxy Statement on Schedule 14A.

Respectfully submitted,

Rodney L. Piatt, C.P.A.
Wendy Cameron
Joseph C. Maroon, M.D.

Summary Compensation Table

The following summary compensation table sets forth the cash and non-cash compensation paid to or earned by the Named Executive Officers for 2008, the 2007 Transitional Period (abbreviated below as “2007T”) and the year ended March 31, 2007 (abbreviated below as “2007”).

							Changes in
							Pension
							Value and
							Non-qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Robert J. Coury	2008	1,500,000	—	2,630,153	2,599,677	3,750,000	1,531,227	464,037	12,475,094
Vice Chairman and	2007T	1,125,033	—	1,164,284	1,147,425	2,058,750	4,641,240	213,573	10,350,305
Chief Executive Officer	2007	1,500,000	—	2,374,062	743,575	2,737,500	954,626	238,772	8,548,535
Edward J. Borkowski	2008	500,000	—	706,641	702,113	1,000,000	165,954	83,901	3,158,609
Chief Financial Officer	2007T	362,500	—	217,028	281,294	686,250	(103,126)	79,268	1,523,214
	2007	425,000	—	296,515	170,077	775,625	310,677	113,106	2,091,000
Heather Bresch	2008	500,000	—	817,315	607,232	1,000,000	—	48,879	2,973,426
Chief Operating Officer	2007T	300,000	—	137,396	506,331	686,250	—	42,323	1,672,300
Rajiv Malik	2008	500,000	—	797,543	593,603	800,000	—	181,820	2,872,966
Head of Global Tech Ops	2007T	350,000	—	130,160	480,218	686,250	—	76,599	1,723,227
Didier Barret President, EMEA(1)	2008	514,808	639,833	425,759	493,519	—	—	79,914	2,153,833

(1)	Currency converted from Euros to U.S. Dollars using the average exchange rate of $1.47088 per Euro for 2008.

(2)	Represents the total expense recognized for all outstanding stock awards over the vesting period in 2008, the 2007 Transitional Period and the 2007 fiscal year ended March 31, 2007, respectively, in accordance with FAS 123R for stock-based awards granted to the Named Executive Officer. For information regarding assumptions used in determining such expense, please refer to Note 15 to the Company’s Consolidated Financial Statements included in its Form 10-K filed with the SEC.

(3)	Represents the total expense recognized for all outstanding option awards over the vesting period in 2008, the 2007 Transitional Period and the 2007 fiscal year ended March 31, 2007, respectively, in accordance with FAS 123R for stock option awards granted to the Named Executive Officer. For information regarding assumptions used in determining such expense, please refer to Note 15 to the Company’s Consolidated Financial Statements included in its Form 10-K filed with the SEC.

(4)	Represents amounts paid under the Company’s non-equity incentive compensation plan. For a discussion of the bonus plan, see the Compensation Discussion and Analysis set forth above.

(5)	For Messrs. Coury and Borkowski, represents the aggregate change in present value of the Named Executive Officer’s accumulated benefit under his Retirement Benefit Agreement. For further information concerning the Retirement Benefit Agreements, see the Pension Benefits Table set forth below and the text following the table.

(6)	Amounts shown in this column are detailed in the chart below:

							401(k) and
						401(k) and	Profit
		Use of	Personal			Profit	Sharing Plan
		Company-	Use of		Income	Sharing Plan	Profit
		Provided	Company	Lodging	Tax	Matching	Sharing
		Automobile	Aircraft	Reimbursement	Gross-up	Contribution	Contribution	Other
Name	Fiscal Year	($)(a)	($)(b)	($)(c)	($)(d)	($)	($)	($)(e)

Robert J. Coury	2008	26,787	348,988	—	59,803	9,200	15,750	3,509
	2007T	20,191	147,139	—	27,368	200	15,750	2,925
	2007	25,735	145,861	—	40,182	9,394	17,600	—
Edward J. Borkowski	2008	24,523	20,856	—	12,763	9,200	15,750	809
	2007T	20,853	22,234	—	14,700	5,731	15,750	—
	2007	26,050	47,963	—	16,978	4,515	17,600	—
Heather Bresch	2008	17,775	5,457	—	37	9,200	15,750	660
	2007T	13,399	6,561	—	102	6,511	15,750	—
Rajiv Malik	2008	13,998	—	21,551	—	—	—	146,271
	2007T	4,100	—	20,769	—	—	—	51,730
Didier Barret	2008	10,146	—	—	—	—	—	69,768

(a)	Includes automobile leasing and insurance costs or, in the case of Ms. Bresch, a vehicle allowance, and, in the case of Mr. Malik, the cost of a car, driver and car expenses (fuel, repairs and maintenance).

(b)	Represents the aggregate incremental cost to the Company of the personal use of Company-owned aircraft.

(c)	Represents a housing allowance afforded to Mr. Malik.

(d)	Represents income tax gross-up paid in respect of perquisites set forth in columns (a), (b) and/or (c), as applicable.

(e)	Represents reimbursement of out-of-pocket medical, vision expenses and insurance premiums. For Mr. Malik, it also represents employer contributions to the Provident Fund, a contributory pension fund in India, employee moving costs, compensation for Mr. Malik’s responsibility as interim Chief Executive Officer of Matrix through June 2008, the Fringe Benefit Tax paid by the Company for vesting RSUs and employer contributions to a non-qualified deferred compensation plan. For Mr. Barret, it also represents a legacy Merck lump-sum profit sharing payment and employer contributions to the Mylan France Pension Plan, “Indemnites de Fin de Carriere”.

Grants of Plan-Based Awards for 2008

The following table summarizes grants of plan-based awards made to each Named Executive Officer during 2008.

				All	All
				Other	Other
				Stock	Option		Grant
				Awards:	Awards:	Exercise or	Date
			Actual Payouts	Number of	Number of	Base	Fair
		Date of	Under	Shares of	Securities	Price of	Value of
		Comp	Non-Equity	Stock or	Underlying	Option	Stock and
	Grant	Comm	Incentive Plan	Units	Options	Awards	Option
Name	Date	Action	Awards ($)(1)	(#)(2)	(#)(3)	($/Sh)	Awards($)(4)

Robert J. Coury	3/30/08	3/30/08	3,750,000	—	—	—	—
	3/18/08	3/17/08	—	345,063	—	—	3,857,804
	3/18/08	3/17/08	—	—	631,380	$11.18	2,044,017
Edward J. Borkowski	3/30/08	3/30/08	1,000,000	—	—	—	—
	3/18/08	3/17/08	—	109,432	—	—	1,223,450
	3/18/08	3/17/08	—	—	197,306	$11.18	638,754
Heather Bresch	3/30/08	3/30/08	1,000,000	—	—	—	—
	3/18/08	3/17/08	—	109,432	—	—	1,223,450
	3/18/08	3/17/08	—	—	197,306	$11.18	638,754
Rajiv Malik	3/30/08	3/30/08	800,000	—	—	—	—
	3/18/08	3/17/08	—	109,432	—	—	1,223,450
	3/18/08	3/17/08	—	—	197,306	$11.18	638,754
Didier Barret	3/30/08	3/30/08	N/A	—	—	—	—
	3/18/08	3/17/08	—	27,952	—	—	312,503
	3/18/08	3/17/08	—	—	65,769	$11.18	212,916

(1)	The performance goals under the bonus program applicable to the Named Executive Officers during 2008 are described above in the Compensation Discussion and Analysis.

(2)	Consist of a combination of time-based restricted stock units, special recognition time-based restricted stock units (a portion of which vested upon grant), and performance-based restricted stock units, in each case awarded under the 2003 Plan. The vesting terms applicable to these awards are described below following the table entitled “Outstanding Equity Awards at End of 2008.”

(3)	Represents the grant of ten-year stock options awarded under the 2003 Plan during 2008 to the Named Executive Officers at an exercise price equal to the closing price of the Company’s common stock on the date of grant. The vesting terms applicable to these awards are described below following the table entitled “Outstanding Equity Awards at End of 2008.” Following termination of employment, vested stock options will generally remain exercisable for 30 days following termination, except that (i) in the case of termination because of disability, 100% of options become vested and vested options will remain exercisable for two years following termination; (ii) in the case of a termination due to a reduction in force, vested options will remain exercisable for one year following termination, and (iii) in the case of death or retirement, or a participant’s death within two years following termination because of disability, 100% of options become vested and vested options will remain exercisable for the remainder of the original term.

(4)	Represents the grant date fair value of the specific award granted to the Named Executive Officer. For information regarding assumptions used in determining such value, please refer to Note 15 to the Company’s Consolidated Financial Statements included in its Form 10-K filed with the SEC.

Outstanding Equity Awards at the End of 2008

The following table sets forth information concerning all of the outstanding equity-based awards held by each Named Executive Officer as of December 31, 2008.

	Option Awards				Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market or
							Awards:	Payout
							Number of	Value of
						Market	Unearned	Unearned
					Number of	Value of	Shares,	Shares,
	Number of	Number of			Shares or	Shares or	Units or	Units or
	Securities	Securities			Units of	Units of	Other	Other
	Underlying	Underlying			Stock	Stock	Rights	Rights
	Unexercised	Unexercised			That	That	That	That
	Options	Options	Option	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Exercise	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable(1)	Price ($)	Date	(#)(2)	($)(3)	(#)(4)	($)(5)

Robert J. Coury	16,875	—	15.1778	2/1/2012	—	—	—	—
	675,000	—	12.3822	7/22/2012	—	—	—	—
	675,000	—	15.5111	1/1/2013	—	—	—	—
	110,467	55,233	23.2700	4/5/2016	—	—	—	—
	200,000	600,000	15.8000	7/27/2017	—	—	—	—
	—	631,380	11.1800	3/18/2018	—	—	—	—
					21,487	212,506	85,700	847,573
					122,363	1,210,170	187,835	1,857,688
					80,501	796,155
					51,152	505,893
Edward J. Borkowski	257,500	—	13.6845	3/4/2012	—	—	—	—
	25,267	12,633	23.2700	4/5/2016	—	—	—	—
	50,000	150,000	15.8000	7/27/2017	—	—	—	—
	—	197,306	11.1800	3/18/2018	—	—	—	—
					36,076	356,792	19,600	193,844
					25,157	248,803	58,699	580,533
					17,051	168,634	—	—
Heather Bresch	4,500	—	11.5833	3/30/2010	—	—	—	—
	9,000	3,000	19.3600	3/28/2013	—	—	—	—
	56,250	18,750	17.4600	8/1/2015	—	—	—	—
	25,000	75,000	22.1400	1/31/2017	—	—	—	—
	40,000	120,000	15.8000	7/27/2017	—	—	—	—
	—	197,306	11.1800	3/18/2018	—	—	—	—
					3,694	36,534	58,699	580,533
					26,371	260,809	—	—
					25,157	248,803	—	—
					17,051	168,634	—	—
Rajiv Malik	30,000	90,000	22.1400	1/31/2017	—	—	—	—
	40,000	120,000	15.8000	7/27/2017	—	—	—	—
	—	197,306	11.1800	3/18/2018	—	—	—	—
					10,000	98,900	58,699	580,533
					26,371	260,809	—	—
					25,157	248,803	—	—
					17,051	168,634	—	—
Didier Barret	37,500	112,500	16.7300	10/2/2017	—	—	—	—
	—	65,769	11.1800	3/18/2018	—	—	—	—
					78,469	776,058	19,566	193,508
					8,386	82,938	—	—

(1)	Vesting dates applicable to unvested stock options are as follows, in each case subject to continued employment with the Company: Mr. Coury’s unvested options at the $23.27 exercise price will vest on March 31, 2009, one-third of his unvested options at the $15.80 exercise price will vest on July 27 of each of 2009, 2010 and 2011, and one-third of his unvested options at the $11.18 price vested on March 18, 2009, and the remaining two thirds will vest on March 18 of each of, 2010 and 2011; Ms. Bresch’s unvested options at the $19.36 exercise price will vest on March 28, 2009, and her unvested options at the $17.46 exercise price will vest on August 1, 2009;

one-third of her and Mr. Malik’s unvested options at the $15.80 exercise price will vest on July 27 of each of 2009, 2010 and 2011, one-third of the options at the $11.18 exercise price vested on March 18, 2009, and the remaining two-thirds will vest equally on March 18 of 2010 and 2011; and one-third of Ms. Bresch’s and Mr. Malik’s unvested options at the $22.14 exercise price vested on January 31, 2009, and the remaining unvested options at such price will vest 50% on each of January 31, 2010 and 2011; and one-third of Mr. Barret’s unvested options at the $16.73 exercise price will vest on October 2 of 2009, 2010 and 2011; and one-third of his options at the $11.18 exercise price vested on March 18, 2009, and the remaining two-thirds will vest equally on March 18 of 2010 and 2011. Mr. Borkowski’s 65,768 options at the $11.18 price vested on March 18, 2009, and his unvested options at the $23.27 exercise price will vest on March 31, 2009. By the terms of his Separation Agreement with the Company, 50,000 of his unvested options at the $15.80 exercise price will vest on his last day of employment (the “Separation Date”).

(2)	Mr. Coury’s restricted stock units (“RSUs”) award in the amount of 21,487 shares will vest on March 31, 2009. Mr. Coury’s 122,363 shares and Ms. Bresch’s and Mr. Malik’s 26,371 shares vest as follows: 37.5% on July 27, 2009 and 62.5% on July 27, 2010. One-third of each of Mr. Coury’s 80,501 shares and Ms. Bresch’s and Mr. Malik’s 25,157 shares vested on March 18, 2009, with the remaining portion vesting in two equal annual installments on March 18 of 2010 and 2011. Except as described below, all of the other restricted shares or RSUs in the table vest 50% on March 18 of each of 2009 and 2010, with the exception of Mr. Malik’s unvested award of 10,000 shares, which will vest on January 31, 2010, Mr. Barret’s unvested awards of 78,469 shares, which will vest on October 2, 2010, and 8,386 shares, which will vest two-thirds on March 18, 2010 and one-third on March 18, 2011, and Ms. Bresch’s award of 3,694 shares vested on February 14, 2009. In accordance with their terms, all of these awards would vest upon a change in control or upon the executive officer’s retirement from the Company. Mr. Borkowski vested in 16,910 RSUs on March 18, 2009 and, by the terms of his Separation Agreement, will vest in 52,963 RSUs on his Separation Date.

(3)	The market value of restricted stock awards and RSUs was calculated using the closing price of the Company’s common stock as of December 31, 2008.

(4)	The vesting of all of the restricted stock awards and units shown in this column are subject to the attainment of performance goals that are described above in the Compensation Discussion and Analysis. On March 31, 2009, Mr. Coury will vest in 85,700 shares and Mr. Borkowski will vest in 19,600 shares. The other awards will vest in full upon the earliest to occur of (i) March 18, 2011, provided that the performance goals have been satisfied, (ii) a change of control and (iii) the executive’s death or disability. Any outstanding shares subject to the award that remain unvested as of March 18, 2011 will be forfeited.

(5)	The market value of restricted stock awards was calculated using the closing price of the Company’s common stock as of December 31, 2008.

Option Exercises and Stock Vested for 2008

None of the Named Executive Officers exercised stock options during 2008. The following stock awards vested for the Named Executive Officers during 2008:

	Option Awards		Stock Awards
	Number of
	Shares Acquired	Value Realized on	Number of Shares	Value Realized on
	on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

Robert J. Coury	—	—	77,653	940,814
Edward J. Borkowski	—	—	17,544	214,901
Heather Bresch	—	—	18,812	230,533
Rajiv Malik	—	—	15,118	182,733
Didier Barret	—	—	—	—

Pension Benefits for 2008

The following table summarizes the benefits accrued by the Named Executive Officers during 2008 under the RBA (or deferred compensation plan, in the case of Mr. Malik) in effect with the Named Executive Officer. The Company does not sponsor any other defined benefit pension programs covering the Named Executive Officers.

			Present Value of
		Number of Years	Accumulated	Payments During
Name	Plan Name(1)	Credited Service (#)	Benefit ($)	Last Fiscal Year ($)

Robert J. Coury	Retirement Benefit Agreement	7	8,320,376	—
Edward J. Borkowski	Retirement Benefit Agreement	7	948,838	—
Heather Bresch	N/A	—	—	—
Rajiv Malik	The Executive Plan for Rajiv Malik(2)	1	110,185	—
Didier Barret	N/A	—	—	—

(1)	Ms. Bresch, Mr. Malik and Mr. Barret are not party to Retirement Benefit Agreements.

(2)	This is a deferred compensation plan established for the benefit of Mr. Malik.

Retirement Benefit Agreements and Deferred Compensation Plan

In December 2004, the Company entered into RBAs with each of Messrs. Coury and Borkowski in furtherance of the obligations contained in their respective employment agreements, which RBAs were modified in April 2006, and in December 2008 (and, in the case of Mr. Coury, also in July 2007) (the “Amended RBAs”).

Pursuant to the Amended RBAs, upon retirement following completion of ten or more years of service, Mr. Coury would be entitled to receive a lump sum retirement benefit equal to the lump sum present value of an annual payment of 40% of the sum of his base salary on the date of retirement and the average of the three highest annual cash bonuses paid to Mr. Coury during the five years preceding his retirement, paid for a period of 15 years beginning at age 55, and Mr. Borkowski would be entitled to receive a lump sum retirement benefit equal to the present value of an annual payment of $150,000 for a period of 15 years beginning at age 55 (in each case, the “Retirement Benefit”). After completing five years of continuous service since the date of hire, these executives each vested 50% vested in his Retirement Benefit, with an additional 10% of the Retirement Benefit vesting after each year of service for up to five additional years (the “Partial Benefit”).

Upon the occurrence of a change of control of the Company, each executive would become fully vested in his Retirement Benefit and would be entitled to receive a lump sum payment equal to the net present value of the Retirement Benefit as soon as practicable following any subsequent termination of employment. If an executive dies while employed by the Company, the executive’s beneficiary would be entitled to receive a lump sum payment equal to the greater of (i) two times the executive’s current base salary or (ii) the net present value of the Retirement Benefit.

If Mr. Coury is terminated in a manner entitling him to severance under his employment agreement, he will be entitled to three additional years of service credit for vesting purposes. Further, Mr. Coury’s Amended RBA provides that if (a) Mr. Coury’s employment is terminated without cause or for good reason within one year prior to a potential change in control and (b) the transaction or other event contemplated by the potential change in control is consummated so as to result in a change in control, Mr. Coury will be entitled to receive the excess (if any) of the retirement benefit that would have been paid to him had his employment terminated following the change in control and the retirement benefit actually paid to him. Mr. Borkowski’s Amended RBA provides that if his employment is terminated without cause or for good reason, he will receive additional years of service credit corresponding to the applicable severance multiplier under his employment agreement.

Each of the RBAs provides that the executive is prohibited for one year following termination from engaging in activities that are competitive with the Company’s activities, provided that this provision will have no effect if, after the occurrence of a change in control, the Company refuses, fails or disputes any payments to be made to the executive under the RBA, whether or not the executive actually receives payment under the RBA.

Each of the RBAs provides that during the five-year period following termination, except for any termination occurring following a change in control, the Company may request that the executive provide consulting services for the Company, which services will be reasonable in scope, duration and frequency, and not to exceed 20 hours per month. The hourly rate for such consulting services will be determined by the parties at the time, but may not be less than $500 per hour, payable monthly. The executive would also be entitled to reimbursement of all out-of pocket expenses incurred in the course of providing these services.

Information concerning the estimated value of benefits under the RBAs assuming retirement as of December 31, 2008 is at “Potential Payments Upon Termination or Change of Control.”

In 2007, the Company established a nonqualified deferred compensation plan for Mr. Malik, which is intended to be in place until such time as he relocates to, and is paid through, the U.S. and can participate in the Company’s 401(k) plan. The Company contributes to Mr. Malik’s account each pay period. The plan account will be distributed to Mr. Malik upon the Company’s termination of the plan, the termination of Mr. Malik’s employment, or other qualifying distribution events, such as his retirement, disability or death.

Employment Agreements

The Company is party to employment agreements with each of the Named Executive Officers.

Robert J. Coury.  In April 2006, the Company and Mr. Coury entered into an Amended and Restated Executive Employment Agreement, superseding his original agreement from 2002, which agreement was modified in December 2008, for technical changes necessitated by Section 409A. The Amended and Restated Executive Employment Agreement has an initial term of three years (through March 31, 2009) and is automatically renewed on each anniversary of the effective date unless a non-renewal notice is provided. Pursuant to the agreement, Mr. Coury is entitled to an annual base salary of $1,500,000, and he is eligible for an annual performance-based target bonus of at least 100% of base salary which will be payable upon the achievement of the performance targets. Mr. Coury is also entitled to participate in long-term incentive and equity plans of the Company on a basis at least as favorable as other senior executives and entitled to employee benefits and other fringe benefits no less favorable than the benefits to which he was entitled under his original employment agreement. Throughout the term of the agreement and for a period of two years following Mr. Coury’s termination of employment for any reason, he may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees.

For a description of the termination provisions of the Amended and Restated Executive Employment Agreement, please see below, at “Potential Payments Upon Termination or Change of Control”.

Mr. Borkowski, Ms. Bresch, Mr. Malik and Mr. Barret.  The Company entered into an employment agreement with Mr. Borkowski in July 2004, superseding his original employment agreement, and the same was amended in April 2006 and in March 2008. The Company entered into employment agreements with Ms. Bresch and Mr. Malik in January 2007, which agreements were amended in October 2007. All of these agreements were modified in December 2008, for technical changes necessitated by 409A. The Company entered into an employment agreement with Mr. Barret in October 2007. Each agreement provides for the payment of a minimum base salary, as well as eligibility to receive a discretionary bonus and fringe benefits of employment as are customarily provided to senior executives of the Company.

Unless earlier terminated, extended or renewed, the agreements with Ms. Bresch and Mr. Malik expire on January 31, 2010. Mr. Barret’s agreement does not include a fixed termination date. Ms. Bresch and Mr. Malik’s agreements provide for target bonuses equal to 100% of their respective base salaries. Each of Ms. Bresch, Mr. Malik and Mr. Barret’s agreements also provide that throughout the term of the agreement and for a period of one year following the executive’s termination of employment for any reason, the executive may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees. As stated above, Mr. Borkowski is leaving the Company and accordingly his Employment Agreement will terminate on his Separation Date.

For a description of the termination provisions under these agreements, please see below, at “Potential Payments Upon Termination or Change of Control”.

Potential Payments Upon Termination or Change of Control

The following discussion summarizes the termination and change of control-related provisions of the employment agreements, RBAs and transition and succession agreements entered into between the Company and the applicable Named Executive Officers, and the change of control provisions under the Company’s 2003 Long-Term Incentive Plan, as amended.

Employment Agreements.

Robert J. Coury.  Under Mr. Coury’s Employment Agreement, in the event of a termination of Mr. Coury’s employment by the Company for “cause”, he will be entitled to wages and benefits through the termination date and vested benefits payable pursuant to Company plans or agreements between the Company and Mr. Coury (“accrued benefits”). Upon Mr. Coury’s termination of employment by the Company without “cause”, by Mr. Coury for “good reason”, or by reason of death or “disability” (each as defined in the employment agreement), he will be entitled to receive, in addition to his accrued benefits, (a) three times the sum of his then current base salary and the higher of his target bonus for the year of termination or average of actual bonuses awarded to him for the three years preceding his termination of employment, (b) a pro-rata target bonus for the year of termination, (c) continuation of employee benefits for a period of three years following termination of employment and an annual allowance relating to access to corporate aircraft for three years following termination and (d) immediate vesting of outstanding equity awards. Amounts payable upon death or disability will be reduced by other death or disability benefits received from the Company, and cash severance amounts payable upon disability will be paid over a three-year period.

If Mr. Coury’s employment with the Company had terminated on December 31, 2008, by the Company without cause or by Mr. Coury for good reason, under his employment agreement he would have been entitled to cash severance payments and other benefits having an aggregate value of $17,855,872, and equity awards having an intrinsic value as of December 31, 2008 of approximately $5,429,976 would have become vested. If Mr. Coury’s employment with the Company had terminated on December 31, 2008, because of his death, he would have been entitled to cash severance payments and other benefits under his employment agreement having an aggregate value of $20,809,638. If Mr. Coury’s employment with the Company had terminated on December 31, 2008, because of his disability, he would have been entitled to cash severance payments and other benefits under his employment agreement having an estimated aggregate value as of December 31, 2008 (taking into account the present value of three years of continued salary payments), of $23,285,848.

Heather Bresch and Rajiv Malik.  If Ms. Bresch or Mr. Malik were to resign for good reason or be discharged by the Company without cause, such executive would be entitled to a lump sum payment equal to 12 months of base salary, 12 months of health benefits at the Company’s cost, plus a pro rata bonus equal to the bonus such executive would have been entitled to receive for the fiscal year in which the termination occurs. If the term of employment in the employment agreement of either such executive is not extended or renewed on terms mutually acceptable to him or her and the Company, by the terms of their respective employment agreements, he or she would be entitled to a lump sum payment equal to 12 months’ continuation of base salary and health benefits at the Company’s cost.

If Ms. Bresch’s employment had been terminated on December 31, 2008, by the Company without cause, she would have been entitled to receive $1,849,205 under her employment agreement and equity awards. If Ms. Bresch’s employment with the Company would have been terminated by her on December 31, 2008, for good reason, she would have been entitled to cash severance payments and other benefits under her employment agreement and equity awards having an aggregate value of $1,814,173. If Ms. Bresch’s employment with the Company had terminated on December 31, 2008 because of her death or disability, she would have been entitled to cash severance payments and other benefits under her employment agreement and equity awards having an aggregate value of $2,643,510.

If Mr. Malik’s employment had been terminated on December 31, 2008, by the Company without cause or by Mr. Malik for good reason, he would have been entitled to cash severance and other benefits under his employment agreement having an estimated aggregate value of $1,532,752. If Mr. Malik’s employment with the Company had terminated on December 31, 2008, because of his death or disability, he would have been entitled to cash severance payments and other benefits under his employment agreement and equity awards having an aggregate value of $2,559,763.

Didier Barret. If Mr. Barret’s employment had been terminated on December 31, 2008, by the Company without cause, he would have been entitled to cash severance and other benefits under his employment agreement having an estimated aggregate value of $1,879,218. If Mr. Barret’s employment with the Company would have been terminated by him on December 31, 2008, for good reason, he would have been entitled to cash severance under his employment agreement having an aggregate value of $1,103,160. If Mr. Barret’s employment with the Company had terminated on December 31, 2008 because of his death or disability, he would have been entitled to receive equity awards having an intrinsic value of approximately $1,052,503.

Edward J. Borkowski.  In accordance with his Separation Agreement, Mr. Borkowski will be paid an amount equal to 1.5 times the sum of his current base salary (i.e., $500,000) and his “prior bonus”, as defined in his Employment Agreement (i.e., $1,000,000), less applicable withholdings. In addition, in consideration for the restrictive covenants and the release (in the form attached to his Separation Agreement), Mr. Borkowski will also receive an amount estimated at $237,811, which amount may vary based upon changes to the long-term applicable federal rate between February and the month in which the Separation Date occurs.

Retirement Benefit Agreements.

Mr. Coury.  If Mr. Coury’s employment had terminated for any reason on December 31, 2008, he would have been entitled to a lump sum payment under his RBA having the following estimated values: (i) in the case of termination for any reason other than death (or as provided in the following clauses), $8,320,376; (ii) in the case of a termination by the Company without cause or by Mr. Coury for good reason (each as defined in his employment agreement), $11,962,455 (taking into account the present value of three years of additional service); and (iii) in the case of termination because of Mr. Coury’s disability or death, $11,962,455 (taking into account the present value of the unvested portion of the retirement benefit at December 31, 2008). If a change in control had occurred on December 31, 2008, Mr. Coury would be entitled upon any subsequent termination of employment to receive $12,140,263 under his RBA.

Mr. Borkowski.  In accordance with his Separation Agreement, Mr. Borkowski will receive an amount representing payment in full of the vested portion of his Retirement Benefit under and as defined in his RBA dated December 15, 2003, as amended to date, which amount is currently estimated at $1,347,598.

Transition and Succession Agreements.

Robert J. Coury.  Mr. Coury’s transition and succession agreement provides that upon a termination without cause or for good reason within three years following a change of control, Mr. Coury will be entitled to severance benefits equal to four times the sum of his base salary and the highest annual bonus paid pursuant to his employment agreement. He will also be entitled to continuation of employee benefits for a period of between two and three years following termination of employment and an annual allowance relating to access to corporate aircraft for three years following termination. In addition, if Mr. Coury’s employment is terminated without cause or for good reason within one year prior to the occurrence of a potential change of control and the transaction or other event contemplated by the potential change in control is consummated so as to result in a change in control, Mr. Coury will be entitled to receive the excess of the severance that would have been paid to him pursuant to his Transition and Succession Agreement and the severance actually paid to him pursuant to his employment agreement. Mr. Coury’s transition and succession agreement also provides for a gross-up payment for any excise tax on “excess parachute payments.” By their terms, Mr. Coury’s employment agreement and Transition and Succession Agreement will be administered so as to avoid duplication of compensation or benefits.

If a change of control had occurred on December 31, 2008, and Mr. Coury’s employment had been terminated on the same date under circumstances entitling him to payments under his transition and succession agreement, he would have been entitled to cash severance and other benefits having an estimated aggregate value equal to $27,064,696 (which includes the vesting of equity awards and the valuation of other perquisites and is in addition to the Retirement Benefit in which he was vested to date) and a gross-up payment for excise taxes estimated at $9,034,378.

Ms. Bresch, Mr. Malik and Mr. Barret.  The transition and succession agreements with the other Named Executive Officers (other than Mr. Barret, who is not party to a transition and succession agreement, and Mr. Borkowski, whose agreement terminates upon his Separation Date) provide that if the executive’s employment is terminated other than for cause or if the executive terminates his employment for good reason, in each case within two years following the occurrence of a change of control, or, under certain circumstances, for any reason within 90 days following the first anniversary of a change of control, the executive would become entitled to receive a severance payment equal to the higher of (a) the compensation and benefits payable under his employment agreement as if the change of control were deemed to be a termination without cause under the employment agreement and (b) a lump sum severance payment in an amount equal three times the sum of base salary and highest bonus paid to the executive under the employment agreement or the transition and succession agreement, and the continuation of health and insurance benefits for a period of three years. The transition and succession agreements for each of these Named Executive Officers also provide for a gross-up payment for any excise tax on “excess parachute payments.”

Mr. Barret does not have a transition and succession agreement; however, his employment agreement provides that in the event of a termination of his employment, except in the event of gross or serious misconduct or his resignation, he will receive a lump sum payment equal to: (a) 100% of his annual base salary in effect at the time of termination, and (b) the greater of (i) the amount of the annual bonus actually paid to him by the Company for the year prior to the year in which termination occurs or (ii) the average of the three annual bonuses actually paid to him by the Company in the three years prior to the year in which termination occurs.

If a change of control had occurred on December 31, 2008, and the employment of each of Ms. Bresch, Mr. Malik and Mr. Barret had been terminated on the same date under circumstances entitling them to payments under their transition and succession agreements (or, in the case of Mr. Barret, his employment agreement), the executives would have been entitled to cash severance and other benefits having an estimated aggregate value as follows: for Ms. Bresch, $5,633,362; for Mr. Malik, $5,530,310 (which includes the vesting of equity awards and the valuation of other perquisites); and for Mr. Barret, $2,541,769 (which includes the vesting of equity awards). Ms. Bresch would also have been entitled to a gross-up payment for excise taxes estimated at $1,726,664.

2003 Long-Term Incentive Plan, as amended.

The Company’s 2003 Long-Term Incentive Plan, as amended, provides that, unless otherwise provided in an award agreement, at the time of a change in control (as defined in the plan), (i) each stock option and stock appreciation right outstanding will become immediately and fully exercisable, (ii) all restrictions applicable to awards of restricted stock and RSUs will terminate in full, (iii) all performance awards (with certain limited exceptions) will become fully payable at the maximum level, and (iv) all other stock-based awards will become fully vested and payable.

A description of the material terms that apply to stock options and restricted stock awards held by the Named Executive Officers may be found in the footnotes to the table above entitled “Outstanding Equity Awards at 2008 Year-End”. If a change in control had occurred on December 31, 2008, the intrinsic value of vesting equity-based awards held by the Named Executive Officers would have equaled approximately: for Mr. Coury, $5,429,976; for Ms. Bresch, $1,295,314; for Mr. Malik, $1,357,680; and for Mr. Barret, $1,052,503.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee of the Board of Directors does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such information by reference.

The Audit Committee is currently comprised of three independent directors and operates under a written charter adopted by the Board of Directors.

Management is responsible for Mylan’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Mylan’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding Mylan’s audited consolidated financial statements. These discussions covered the quality, as well as the acceptability, of Mylan’s financial reporting practices and the completeness and clarity of the related financial disclosures. Management represented to the Audit Committee that Mylan’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380).

Mylan’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. Deloitte & Touche LLP, Mylan’s independent registered public accounting firm, stated in the written disclosures that in their judgment they are, in fact, independent. The Audit Committee concurred in that judgment of independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Mylan’s Form 10-K for 2008, which was filed with the Securities and Exchange Commission.

BY THE AUDIT COMMITTEE:

Douglas J. Leech, C.P.A., Chairman
Neil Dimick, C.P.A.
Rodney L. Piatt, C.P.A.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee, during 2008 or as of the date of this proxy statement, is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Compensation Committee or the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has not implemented a written policy concerning the review of related party transactions, but compiles information about transactions between the Company and its directors and officers, their immediate family members, and their affiliated entities, including the nature of each transaction and the amount involved. The Board of Directors annually reviews and evaluates this information, with respect to directors, as part of its assessment of each director’s independence. Based on a review of the transactions between the Company and its directors and officers, their immediate family members, and their affiliated entities, the Company has determined that, during 2008, it was not a party to any transaction in which the amount involved exceeds $120,000 and in which any of the Company’s directors, executive officers or greater than five percent shareholders, or any of their immediate family members or affiliates, have a direct or indirect material interest, except that during 2008, Coury Investment Advisors, Inc. (“CIA”) and Coury Financial Group, LP (“CFG”), the principals of which are brothers of Mr. Coury, the Company’s Vice Chairman and Chief Executive Officer, served as the broker in connection with several of the Company’s employee benefit programs. Neither CIA nor CFG received any remuneration from Mylan.

COMMUNICATIONS WITH DIRECTORS

Any interested parties may contact any individual director, the Board of Directors, the non-management directors as a group or any other group or committee of directors, by submitting such communications in writing to the director or directors, at the following address:

Mylan Inc.
c/o Corporate Secretary
1500 Corporate Drive
Canonsburg, Pennsylvania 15317

Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Company’s Board using the above address. All communications received as set forth above will be opened by the office of the Corporate Secretary for the purpose of determining whether the contents represent a message to our directors. Materials that are not in the nature of advertising or promotions of a product or service or patently offensive will be forwarded to the individual director, or to the Board or to each director who is a member of the group or committee to which the envelope is addressed.

2010 SHAREHOLDER PROPOSALS

If you wish to submit proposals intended to be presented at our 2010 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received by us at our principal executive offices no later than December 1, 2009, and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2010 proxy statement and proxy.

In order for proposals of shareholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by us at our principal executive offices not later than January 7, 2010. Additionally, under the Company’s by-laws, shareholder proposals made outside of the processes of Rule 14a-8 under the Exchange Act must be received at our principal executive offices, in accordance with the requirements of the by-laws not later than January 7, 2010; provided, however, that in the event that the 2010 annual meeting is called for a date that is not within 25 days before or after May 7, 2010, notice by shareholders in order to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. Shareholders are advised to review our by-laws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

OTHER MATTERS; DIRECTIONS

On the date of this Proxy Statement, the Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted in accordance with the best judgment of the person or persons voting such proxies. Directions to the Annual Meeting can be obtained by contacting Mylan’s Investor Relations at 724-514-1800.

2008 ANNUAL REPORT

A copy of our Annual Report to Shareholders for 2008 has been mailed to all shareholders entitled to notice of and to vote at the Annual Meeting. Our report on Form 10-K, as defined, is not incorporated into this Proxy Statement and shall not be deemed to be solicitation material. A copy of our Form 10-K is available without charge from our Company website at www.mylan.com or upon written request to: Mylan Investor Relations, Mylan Inc., 1500 Corporate Drive, Canonsburg, Pennsylvania 15317.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE ENCLOSED PROXY CARD.

By order of the Board of Directors,

Joseph F. Haggerty
Corporate Secretary

March 27, 2009
Canonsburg, Pennsylvania

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1 BELOW
AND FOR ITEMS 2, 3 AND 5 BELOW.

☒
Please mark
your votes like
this.
1.  Elect the following nine directors, each for a term of one year:

☐ FOR all nominees	☐ WITHHOLD AUTHORITY for all nominees listed below

01	Milan Puskar	04	Neil Dimick, C.P.A.	07	Rodney L. Piatt, C.P.A.
02	Robert J. Coury	05	Douglas J. Leech, C.P.A.	08	C.B. Todd
03	Wendy Cameron	06	Joseph C. Maroon, MD	09	Randall L. (Pete) Vanderveen,, Ph.D., R.Ph
INSTRUCTION: To withhold authority to vote for one or more individual nominees, mark “FOR ALL NOMINEES” above and write in the name of each nominee with respect to whom you wish to withhold authority to vote in the space provided below.

2. Approve an amendment to the Company’s Articles of Incorporation to increase authorized shares:	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. Approve an amendment to the Company’s 2003 Long-Term Incentive Plan:	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. Approve an amendment to the Company’s Bylaws regarding voting in uncontested director elections:	FOR ☐	AGAINST ☐	ABSTAIN ☐

5. Ratify appointment of Deloitte & Touche LLP as our independent registered public accounting firm:	FOR ☐	AGAINST ☐	ABSTAIN ☐
To change the address on your account please check the box at right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.
This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein. This proxy will be voted FOR ALL NOMINEES in Item 1 and FOR Items 2, 3 and 5 if no choice is specified. This proxy will be counted as an abstention with respect to Item 4 if no choice is specified. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any and all adjournments or postponements thereof.
Receipt is hereby acknowledged of the notice of annual meeting and proxy statement of Mylan Inc.

Date:	, 2009
Signature:
Signature:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please detach along the perforated line
VOTE BY TELEPHONE OR INTERNET

QUICK	EASY	IMMEDIATE
Your vote over the Internet or by telephone authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET:	The Internet address is www.cesvote.com. You will be asked to enter a CONTROL NUMBER, which is located in the lower right-hand corner of this form.

VOTE BY PHONE:	Call toll-free 1-888-693-8683 from any touch-tone telephone. You will be asked to enter a CONTROL NUMBER, which is located in the lower right-hand corner of this form. There is NO CHARGE for this call.

OPTION A: To vote as the Board of Directors recommends on ALL proposals, press 1.

OPTION B: If you choose to vote on each proposal separately, press 0 and follow the instructions.
IF YOU VOTE BY PHONE OR INTERNET – DO NOT MAIL THE PROXY CARD
THANK YOU FOR VOTING

è
CONTROL
NUMBER
for
Telephone/Internet
Voting
PROXY – MYLAN INC.
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, MAY 7, 2009
This Proxy is Solicited on Behalf of the Board of Directors of Mylan Inc.
     The undersigned hereby appoints MILAN PUSKAR and ROBERT J. COURY, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned to vote and act with respect to all shares of common stock of MYLAN INC. (“Mylan”) which the undersigned is entitled to vote and act at the Annual Meeting of Shareholders of Mylan to be held Thursday, May 7, 2009, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, and particularly, but without limiting the generality of the foregoing:
(Continued and to be signed on the reverse side)
SEE REVERSE SIDE
Address Change (Mark the corresponding box on the reverse side)
Please detach along perforated line and sign, date, and mail in the envelope provided
MYLAN INC.
Annual Meeting of Shareholders
Thursday, May 7, 2009

ADMISSION TICKET
* REQUIRED FOR MEETING ATTENDANCE * PERMITS ONE TO ATTEND *
YOUR VOTE IS IMPORTANT!
You can vote in one of three ways:
MAIL – Sign, date and mail your proxy card in the enclosed envelope as soon as possible.
or
INTERNET – Vote by Internet at our Internet address, www.cesvote.com
or
TELEPHONE — Call toll-free 1-888-693-8683 from any touch-tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.
You may enter your voting instructions at 1-888-693-8683 or www.cesvote.com up until 11:59 PM EST on Wednesday, May 6, 2009.